Exhibit E

Execution Version

CREDIT AGREEMENT

Dated as of May 26, 2023

among

SISECAM CHEMICALS RESOURCES LLC,
as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,
as the Guarantors,

ALTER DOMUS (US) LLC,
as Administrative Agent

and

THE OTHER LENDERS PARTY HERETO

Arranged By:

DEUTSCHE BANK AG NEW YORK BRANCH
and
SOCIETE GENERALE,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms.	1
1.02	Other Interpretive Provisions.	28
1.03	Accounting Terms; Changes in GAAP; Calculation of Financial Covenants on a Pro Forma Basis.	30
1.04	Rounding.	30
1.05	Times of Day.	30
1.06	[Reserved].	30
1.07	Rates.	31
ARTICLE II THE COMMITMENTS AND BORROWINGS		31

2.01	The Commitments.	31
2.02	Borrowings, Conversions and Continuations of Loans.	31
2.03	[Reserved].	32
2.04	[Reserved].	32
2.05	Prepayments.	32
2.06	[Reserved].	35
2.07	Repayment of Loans.	35
2.08	Interest.	35
2.09	Fees.	37
2.10	Computation of Interest and Fees.	37
2.11	Evidence of Debt.	37
2.12	Payments Generally; Administrative Agent’s Clawback.	38
2.13	Sharing of Payments by Lenders.	39
2.14	Debt Service Reserve Account.	40
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		40

3.01	Taxes.	40
3.02	[Reserved].	44
3.03	Inability to Determine Rates; Illegality.	44
3.04	Increased Costs.	50
3.05	Compensation for Losses.	51
3.06	Mitigation of Obligations; Replacement of Lenders.	51
3.07	Survival.	51
ARTICLE IV GUARANTY		52

4.01	The Guaranty.	52
4.02	Obligations Unconditional.	52
4.03	Reinstatement.	53
4.04	Certain Additional Waivers.	53
4.05	Remedies.	53
4.06	Rights of Contribution.	54
4.07	Guarantee of Payment; Continuing Guarantee.	54
4.08	[Reserved]	54
4.09	Appointment of Borrower.	54
ARTICLE V CONDITIONS PRECEDENT TO BORROWINGS		54

5.01	Conditions of Effectiveness.	54
ARTICLE VI REPRESENTATIONS AND WARRANTIES		57

6.01	Existence, Qualification and Power.	57

i

6.02	Authorization; No Contravention.	58
6.03	Governmental Authorization; Other Consents.	58
6.04	Binding Effect.	58
6.05	Financial Statements; No Material Adverse Effect.	58
6.06	Litigation.	59
6.07	No Default.	59
6.08	Ownership of Property; Liens.	59
6.09	Environmental Compliance.	59
6.10	Insurance.	60
6.11	Taxes.	61
6.12	ERISA Compliance.	61
6.13	Subsidiaries; Equity Interests; Loan Parties.	62
6.14	Use of Proceeds; Margin Regulations; Investment Company Act.	62
6.15	Disclosure.	62
6.16	Compliance with Laws.	63
6.17	Intellectual Property; Licenses, Etc.	63
6.18	Solvency.	63
6.19	Business Locations; Taxpayer Identification Number.	63
6.20	OFAC.	64
6.21	Patriot Act; Anti-Corruption Laws.	64
6.22	Anti-Money Laundering Laws.	64
6.23	EEA Financial Institution.	64
6.24	Labor Matters.	65
6.25	Beneficial Ownership Certification.	65
6.26	Perfection of Security Interests in the Collateral.	65
ARTICLE VII AFFIRMATIVE COVENANTS		65

7.01	Financial Statements.	65
7.02	Certificates; Other Information.	67
7.03	Notices.	69
7.04	Payment of Taxes.	70
7.05	Preservation of Existence, Etc.	70
7.06	Maintenance of Properties.	71
7.07	Maintenance of Insurance.	71
7.08	Compliance with Laws.	71
7.09	Books and Records.	71
7.10	Inspection Rights.	71
7.11	Use of Proceeds.	72
7.12	Additional Guarantors.	72
7.13	Anti-Corruption Laws; Sanctions.	72
7.14	Pledged Assets.	72
7.15	[Reserved].	73
7.16	Environmental Matters.	73
7.17	Available Cash.	74
ARTICLE VIII NEGATIVE COVENANTS		74

8.01	Liens.	74
8.02	Investments.	76
8.03	Indebtedness.	77
8.04	Fundamental Changes.	79
8.05	Dispositions.	79

8.06	Restricted Payments.	79
8.07	Change in Nature of Business.	80
8.08	Transactions with Affiliates.	80
8.09	Burdensome Agreements.	81
8.10	Use of Proceeds.	81
8.11	Financial Covenants.	81
8.12	Organization Documents; Fiscal Year; Changes in Accounting Policy; Legal Name, State of Formation and Form of Entity.	81
8.13	Ownership of Subsidiaries.	82
8.14	Sale Leasebacks and Securitization Transactions.	82
8.15	Sanctions.	82
8.16	Anti-Corruption Laws.	82
8.17	Restricted Debt Payments.	82
8.18	Holding Companies.	82
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		83

9.01	Events of Default.	83
9.02	Remedies Upon Event of Default.	85
9.03	Application of Funds.	85
9.04	Equity Cure.	86
ARTICLE X ADMINISTRATIVE AGENT		87

10.01	Appointment and Authority.	87
10.02	Rights as a Lender.	87
10.03	Exculpatory Provisions.	87
10.04	Reliance by Administrative Agent.	88
10.05	Delegation of Duties.	89
10.06	Resignation or Removal of Administrative Agent.	89
10.07	Non-Reliance on Administrative Agent, the Arranger and the Other Lenders.	90
10.08	No Other Duties, Etc.	90
10.09	Authorization to Release Collateral and Guarantors.	90
10.10	[Reserved]	91
10.11	[Reserved]	91
10.12	Recovery of Erroneous Payments	91
ARTICLE XI MISCELLANEOUS		92

11.01	Amendments, Etc.	92
11.02	Notices; Effectiveness; Electronic Communications.	94
11.03	No Waiver; Cumulative Remedies; Enforcement.	96
11.04	Expenses; Indemnity; Damage Waiver.	96
11.05	Payments Set Aside.	99
11.06	Successors and Assigns.	99
11.07	Treatment of Certain Information; Confidentiality.	103
11.08	Right of Setoff.	104
11.09	Interest Rate Limitation.	105
11.10	Counterparts; Integration; Effectiveness.	105
11.11	Survival of Representations and Warranties.	105
11.12	Severability.	105
11.13	Replacement of Lenders.	106
11.14	Governing Law; Jurisdiction; Etc.	106
11.15	Waiver of Jury Trial.	107
11.16	No Advisory or Fiduciary Responsibility.	108

11.17	Electronic Execution; Electronic Records.	108
11.18	Subordination of Intercompany Indebtedness.	109
11.19	Release of Collateral and Guarantee Obligations; Subordination of Liens.	109
11.20	USA PATRIOT Act Notice.	109
11.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	110
11.22	[Reserved]	110
11.23	Flood Matters.	110

SCHEDULES

2.01	Term Loan Commitments
6.12	Pension Plans
6.13	Subsidiaries
6.17	IP Rights
6.19-1	Locations of Real Property
6.19-2	Location of Chief Executive Office, Taxpayer Identification Number, Etc.
6.19-3	Changes in Legal Name, State of Formation and Structure
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
8.08	Affiliate Transactions Existing on the Closing Date
11.02	Administrative Agent’s Office; Certain Addresses for Notices
11.06	Competitors

EXHIBITS

2.02	Form of Loan Notice
2.05	Form of Notice of Loan Prepayment
2.11	Form of Note
3.01 (1-4)	Forms of U.S. Tax Compliance Certificates
7.02	Form of Compliance Certificate
7.12	Form of Guarantor Joinder Agreement
11.06	Form of Assignment and Assumption

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of May 26, 2023 among Sisecam Chemicals Resources LLC, a Delaware limited liability company (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and Alter Domus (US) LLC, as Administrative Agent.

The Borrower has requested that the Lenders provide a term loan facility for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01       Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2022 Financial Statements” means the audited consolidated balance sheet of SIRE and its Subsidiaries for the fiscal year ended December 31, 2022, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of SIRE and its Subsidiaries for such fiscal year, including the notes thereto.

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or substantially all of the property of, or a line of business, division or operating group of, another Person or (b) at least a majority of the Voting Equity Interests of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the SOFR Floor, then Adjusted Term SOFR shall be deemed to be the SOFR Floor.

“Administrative Agent” means Alter Domus (US) LLC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Fee Letter” means that certain fee letter dated as of the date hereof, by and between Borrower and Alter Domus (US) LLC, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 11.02 and, as appropriate, account or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Applicable Rate” means, for any date, the following percentages per annum for the period in which such date occurs:

Period	Term SOFR Loans	Base Rate Loans
From the Closing Date to (and including) May 26, 2024	4.00%	3.00%
After May 26, 2024 to (and including) May 26, 2025	4.25%	3.25%
After May 26, 2025 to (and including) May 26, 2026	4.50%	3.50%
After May 26, 2026 and thereafter	4.75%	3.75%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of Deutsche Bank AG New York Branch and Societe Generale, in their respective capacities as joint lead arrangers and joint bookrunners.

“Arranger Fee Letter” means the fee letter agreement dated February 1, 2023 among the Borrower and the Arrangers.

“Asset Sale” means any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), other than a Disposition pursuant to clauses (a) through (k) of the definition thereof.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form (including any electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any capital lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Available Cash” means, at any time, all cash and Cash Equivalents of SWY and its Subsidiaries that is available to be distributed directly or indirectly to the Borrower pursuant to the terms of the Organization Documents of SWY and the SWY Credit Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, at any time, the highest of (a) the Prime Lending Rate at such time, (b) 1/2 of 1% per annum in excess of the overnight Federal Funds Rate at such time, (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00% and (d) 2.00% per annum. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or Adjusted Term SOFR, respectively.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” shall have the meaning provided in the definition of “Term SOFR”.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrower MD&A Materials” have the meaning specified in Section 7.01(d).

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business” has the meaning specified in Section 6.09.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close; provided that, in relation to SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such SOFR Loan or a Base Rate Loan based on Adjusted Term SOFR, “Business Day” shall also mean any such day that is a U.S. Government Securities Business Day.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twenty-four (24) months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i)  any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short‑term commercial paper rating from S&P is at least A‑1 or the equivalent thereof or from Moody’s is at least P‑1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic entity rated A‑1 (or the equivalent thereof) or better by S&P or P‑1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (d).

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case (of clause (i) and clause (ii)) be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) Sisecam ceases at any time to (i) own and control, of record and beneficially, directly or indirectly, at least 50.1% of the Equity Interests in the Borrower or (ii) have the ability to elect a majority of the board of directors, board of managers or equivalent governing body of the Borrower, (b) the Borrower ceases at any time to (i) own and control, of record and beneficially, directly or indirectly, (A) one hundred percent (100%) of the Equity Interests in SCW, SIRE, Sisecam Newco 2 or SRP or (B) at least fifty-one percent (51%) of the Equity Interests in SWY (with such Equity Interests in SWY being held directly by SIRE) or (ii) have the ability, directly or indirectly, to elect a majority of the board of directors, board of managers or equivalent governing body of any of SCW, SIRE, Sisecam Newco 2, SRP or SWY, (c) SCW ceases at any time to be a direct, Wholly Owned Subsidiary of the Borrower, (d) Sisecam Newco 2 or SRP ceases at any time to be a direct, Wholly Owned Subsidiary of SCW or (e) a “Change of Control” (or any equivalent term) occurs under the SWY Credit Agreement.

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Closing Date” means the date hereof.

“Closing Date Transactions” means (i) the consummation of the SIRE Merger, (ii) the consummation of the SIRE Acquisition, (iii) the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which it is party, the incurrence of the Term Loans on the Closing Date and the use of proceeds thereof and (iv) the payment of all fees and expenses in connection with the foregoing.

“Collateral” means all of the property and assets indicated in the Collateral Documents as being subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means a collective reference to the Security Agreement, each of the collateral assignments, pledge agreements, account control agreements or other similar agreements delivered by any Loan Party pursuant to the terms of Section 7.14 or any of the other Loan Documents.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.).

“Competitor” means each Person listed in Schedule 11.06, as such Schedule may be updated from time to time with the approval of the Required Lenders (such approval not to be unreasonably withheld or delayed); provided that (i) no such updates may be made during the continuance of an Event of Default and (ii) the addition of any Person to Schedule 11.06 shall not apply retroactively to disqualify a Person from being a Lender or participant if such Person had acquired an assignment or participation interest in the Loans prior to the addition of such Person to Schedule 11.06.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Debt Service Expense” means, for any period, the sum, without duplication, of (i) Consolidated Interest Charges of the Borrower and its Subsidiaries (other than SWY and its Subsidiaries) in cash for such period, (ii) the scheduled principal amount of all amortization payments on all Indebtedness of the Borrower and its Subsidiaries (other than SWY and its Subsidiaries) for such period as determined on the first day of such period (or, with respect to a given issue of Indebtedness incurred thereafter, on the date of the incurrence thereof), (iii) the aggregate amount of all fees and expenses due to the Administrative Agent and the Lenders under the Loan Documents and (iv) the amount of any payments made by the Borrower and its Subsidiaries (other than SWY and its Subsidiaries) in respect of the Rail Car Lease in such period, solely to the extent such payments are not paid or reimbursed by SWY or its Subsidiaries in such period.  For the avoidance of doubt, for purposes of clause (ii) of the immediately preceding sentence, the Term Loans will be deemed to have a scheduled amortization for any period in an amount equal to the amount payable during such period pursuant to Section 2.05(b)(i) and in no event shall such clause (ii) include any additional mandatory repayments made pursuant to Section 2.05(b)(vi).

Notwithstanding anything herein to the contrary, for purposes of calculating Consolidated Debt Service Expense as of September 30, 2023, all amounts set forth in each clause above shall be measured for the fiscal quarter ending September 30, 2023, multiplied by 4, (y) for purposes of measuring the Consolidated Debt Service Expense as of December 31, 2023, all amounts set forth in each clause above shall be measured for the two fiscal quarters ending December 31, 2023, multiplied by 2 and (z) for purposes of measuring the Consolidated Debt Service Expense as of March 31, 2024, all amounts set forth in each clause above shall be measured for the three fiscal quarters ending March 31, 2024, multiplied by 4/3.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted (and not previously added-back) in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable for such period, (c) depreciation and amortization expense for such period, (d) all transaction, fees, costs and expenses (including reasonable fees, expenses and disbursement of counsel and professional advisors) incurred through the Closing Date in connection with the Closing Date Transactions and with respect to any amendment to the Loan Documents, (e) non-cash mark-to-market adjustments to carrying values of derivative instruments, (f)non-cash restructuring charges, (g) any losses realized from the disposal, abandonment or discontinuance of operations (exclusive of its operating loss and other than dispositions of assets in the ordinary course of business); minus (h) any (i) non-cash gain items corresponding to clauses (e) and (f) above and (ii) any gain items corresponding to clause (g) above (exclusive of its operating income), in each case to the extent included in calculating Consolidated Net Income; provided that in the event that the Borrower or any of its Subsidiaries makes any cash payment in respect of any non-cash item corresponding to clause (e) or (f) above, such cash payment shall be deducted from Consolidated EBITDA in the period in which such cash payment is made; provided further that, notwithstanding anything to the contrary contained herein or in the application of “Consolidated Net Income” or “Pro Forma Cost Savings”, the aggregate amount of extraordinary losses in any period, when combined with the aggregate amount of Pro Forma Cost Savings in any such period, shall not exceed 20% of Consolidated EBITDA (calculated prior to giving effect to the adjustments contemplated in this proviso).  Notwithstanding anything herein or in the application of GAAP to the contrary, with respect to any Subsidiary of the Borrower that is not a Wholly Owned Subsidiary (including, for the avoidance of doubt, SWY), Consolidated EBITDA shall include a portion of the “EBITDA” (calculated in a manner consistent with this definition) of such Subsidiary equal to the proportion of the Equity Interests of such Subsidiary that are owned directly or indirectly by the Borrower (it being understood and agreed that, as of the Closing Date, 51% of the “EBITDA” of SWY shall contribute towards Consolidated EBITDA).  The historical Consolidated EBITDA for any entities (A) that are acquired by the Borrower or any of its Subsidiaries (whether before or after the Closing Date) as permitted under the Loan Documents will be included in the calculation of Consolidated EBITDA for any period ending on or after the effective date of such acquisition and (B) that are disposed of by the Borrower or any of its Subsidiaries (whether before or after the Closing Date) will be excluded in the calculation of EBITDA for any period ending on or after the effective date of such disposition, in each case in accordance with the definition of “Pro Forma Basis”.

Notwithstanding anything herein to the contrary, Consolidated EBITDA shall be deemed to be (i) $19,885.77 for the fiscal quarter ended June 30, 2022, (ii) $20,218.57 for the fiscal quarter ended September 30, 2022, (iii) $21,068.31 for the fiscal quarter ended December 31, 2022 and (iv) $25,076.91 for the fiscal quarter ended March 31, 2023.

“Consolidated Funded Indebtedness” means, as of any date of determination, Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis. Notwithstanding anything herein or in the application of GAAP to the contrary, with respect to any Subsidiary of the Borrower that is not a Wholly Owned Subsidiary (including, for the avoidance of doubt, SWY), Consolidated Funded Indebtedness shall include a portion of the Funded Indebtedness of such Subsidiary equal to the proportion of the Equity Interests of such Subsidiary that are owned directly or indirectly by the Borrower (it being understood and agreed that, as of the Closing Date, 51% of the Funded Indebtedness of SWY shall contribute towards Consolidated Funded Indebtedness).

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related cash expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets (other than trade accounts payable in the ordinary course of business), in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Lease Obligations with respect to such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, net income for such period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents, any agreement or instrument to which any Loan Party is party or Law applicable to such Subsidiary during such period (unless any such terms are waived by the applicable parties), except that the Borrower’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

“Consolidated Tangible Net Worth” means, as of any date of determination, (a) the remainder of (i) the shareholders’, members’ or partners’ equity of SWY and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, minus (ii) the aggregate book value of all assets of SWY and its Subsidiaries on a consolidated basis as of such date considered to be intangible assets under GAAP (including, without limitation, customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, domain names, franchises, licenses, unrealized appreciation of assets, unamortized deferred charges, unamortized debt discount and capitalized research and development costs), multiplied by (b) a percentage equal to the percentage of the Equity Interests of SWY that are directly or indirectly owned by the Borrower (it being understood and agreed that as of the Closing Date, such percentage is 51%).

“Contractual Obligation” means, as to any Person, any provision of any obligation of such Person under any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent of such Person.

“Cure Amount” has the meaning specified in Section 9.04.

“Cure Period” has the meaning specified in Section 9.04.

“Cure Right” has the meaning specified in Section 9.04.

“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Service Coverage Ratio” means, for any period, the ratio of (a) (i) any cash distributions (other than cash distributions consisting of the Retained Amount) received by the Borrower during such period directly or indirectly from SWY and its Subsidiaries less (ii) the amount of all cash payments made by the Borrower and its Subsidiaries (other than SWY and its Subsidiaries) in respect of income taxes or income tax liabilities during such period (net of cash tax refunds received by the Borrower and its Subsidiaries during such period and excluding taxes related to asset sales not in the ordinary course of business) and other administrative or operational costs and expenses of the Borrower and its Subsidiaries (other than SWY and its Subsidiaries) to (b) Consolidated Debt Service Expense for such period; provided that for purposes of any calculation of the Debt Service Coverage Ratio pursuant to Section 8.11(b) only, Consolidated Debt Service Expense shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

Notwithstanding anything herein to the contrary, for purposes of calculating clause (a) of the Debt Service Coverage Ratio: (a) as of September 30, 2023, all amounts calculated pursuant to such clause shall be measured for the fiscal quarter ending September 30, 2023, multiplied by 4, (y) as of December 31, 2023, all amounts calculated pursuant to such clause shall be measured for the two fiscal quarters ending December 31, 2023, multiplied by 2 and (z) as of March 31, 2023, all amounts calculated pursuant to such clause shall be measured for the three fiscal quarters ending March 31, 2023, multiplied by 4/3.

“Debt Service Reserve Account” means a deposit account(s) of the Borrower established with a depositary bank and designated as the “Debt Service Reserve Account” in writing to the Administrative Agent, in each case, subject to a control agreement in favor of the Administrative Agent and in form and substance satisfactory to the Required Lenders.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, when used with respect to any Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such SOFR Loan plus 2% per annum.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Discharge of SWY Credit Agreement” means the occurrence of (i) the payment in full of all “Obligations” under (and as defined in the SWY Credit Agreement) (other than contingent indemnification or reimbursement obligations for which no claim has been asserted, (y) obligations and liabilities under “Secured Cash Management Agreements” and “Secured Hedge Agreements” (in each case, as defined in the SWY Credit Agreement) as to which arrangements reasonably satisfactory to the applicable “Cash Management Bank” or “Hedge Bank” (in each case, as defined in the SWY Credit Agreement) and (z) “Letters of Credit” (as defined in the SWY Credit Agreement) as to which other arrangements reasonably satisfactory to the “Administrative Agent” and the “L/C Issuer” (in each case, as defined in the SWY Credit Agreement) shall have been made or that have been “Cash Collateralized” in the amount of the “Minimum Collateral Amount” (in each case, as defined in the SWY Credit Agreement)) shall have been made and (ii) the termination of all commitments under the SWY Credit Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by the Borrower or any Subsidiary, including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business; (b) the sale, lease, license, transfer or other disposition of any property that is obsolete, worn-out, replaced, excess or no longer used or useful in the conduct of business of the Borrower and its Subsidiaries; (c) the sale, lease, license, transfer or other disposition of property to the Borrower or any Subsidiary; provided, that (i) if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party and (ii) no Equity Interests of any Loan Party or SWY may be Disposed of pursuant to this clause (c); (d) the sale, lease, license, transfer or other disposition (including providing any discount) of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; (f) the sale, transfer or other disposition of cash or Cash Equivalents for fair market value; (g) any Recovery Event; (h) the abandonment of intellectual property or other proprietary rights of such Person that are, in the reasonable business judgment of such Person, of no material value and no longer practicable to maintain or useful in the conduct of the business of such Person; (i) dispositions of property by SWY and its Subsidiaries to the extent that (1) such property is substantially simultaneously exchanged for credit against the purchase price of similar or replacement property or (2) the proceeds of such disposition are promptly applied to the purchase price of such replacement property in any event within one hundred eighty (180) days, (j) lease or sublease of real property in the ordinary course of business to any third party in an arm’s length commercial transaction that does not interfere in any material respect with the business of the Borrower or any of its Subsidiaries; and (k) the surrender or waiver of contractual rights or settlement, release or surrender of any contract, test or other litigation claims in the ordinary course of business.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is ninety-one (91) days after the Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time prior to the date which is ninety-one (91) days after the Maturity Date, (c) contains any repurchase obligation that may come into effect either (i) prior to payment in full of all Obligations (other than contingent indemnification or reimbursement obligations for which no claim has been asserted) or (ii) prior to the date that is ninety-one (91) days after the Maturity Date or (d) provides for scheduled payments of cash dividends or distributions prior to the date that is ninety-one (91) days after the Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“DSRA Amount” means an amount equal to the next 6 months of interest on any date of determination scheduled to be payable hereunder after such date of determination in respect of the Term Loans pursuant to Section 2.08 (calculated by the Borrower using (A) for any portion of such relevant period for which an interest rate is already then in effect, the interest rate then in effect and (B) for any future periods, an assumed Adjusted Term SOFR based on Adjusted Term SOFR for an Interest Period of three (3) months as of such date of determination).

“DSRA Funding Date” means the date on or prior to June 30, 2023 upon which the DSRA Amount is funded into the Debt Service Reserve Account.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Enterprises” means Ciner Enterprises, Inc., a Delaware corporation.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any noncompliance with, or liability arising under, Environmental Law or to any permit issued, or any approval given, under any Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, including common law, regulations, ordinances, rules, codes, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, the release of any materials on, in, under, into or migrating through the environment or any structure, including releases of hazardous substances or wastes, Hazardous Materials or any other materials, air emissions, health and safety with respect to exposures to any Hazardous Materials, flore or fauna, natural resources, discharges to waste or public sewer systems, the generation, use, labelling, treatment, disposal, transportation, warning, handling, storage, testing or registration of any material, or wastewater or stormwater discharges.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) an Environmental Claim or an actual or alleged violation of any Environmental Law, (b) the generation, use, labelling, warning, registration, study, testing, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”  means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Sections 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination by the actuary of a Loan Party that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate or (i) a failure by any Loan Party or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan or the failure by any Loan Party or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Erroneous Payment” has the meaning specified in Section 10.12.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, for any period, the remainder of (a) (i) any and all cash distributions received by the Borrower directly or indirectly from SWY or SIRE during such period plus (ii) cash proceeds received by the Borrower from any capital contribution made by a direct or indirect holder of Equity Interests of the Borrower or any sale or issuance of its Equity Interests (other than sales or issuances of its Equity Interests to employees, officers and/or directors of the Borrower and its Subsidiaries) for such period plus (iii) any remainder of any Retained Amount which was deducted pursuant to clause (b)(viii) below in the immediately preceding period minus (b) the sum of, without duplication, (i) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries (other than SWY and its Subsidiaries and excluding payments of Loans pursuant to Section 2.05(b)(i) and (vi)) during such period plus (ii) interest, fees and costs paid to the Lenders pursuant to the terms of this Agreement and the other Loan Documents during such period plus (iii) the amount of all cash payments made (including, for the avoidance of doubt, pursuant to Restricted Payments made under Section 8.06(d)) by the Borrower and its Subsidiaries (other than SWY and its Subsidiaries) in respect of income taxes or income tax liabilities (net of cash tax refunds received by the Borrower and its Subsidiaries (other than SWY and its Subsidiaries) during such period and excluding taxes related to asset sales not in the ordinary course of business) during such period, plus (iv) other Holding Company Expenses of the Borrower and its Subsidiaries (other than SWY and its Subsidiaries) paid in cash during such period, plus (v) cash amounts deposited into the Debt Service Reserve Account during such period (but reduced by any amounts paid from the Debt Service Reserve Account during such period), plus (vi) cash expenses incurred in connection with the Closing Date Transactions, plus (vii) cash reserves taken by the Borrower or its Subsidiaries pursuant to and in accordance with GAAP, plus (viii) solely to the extent distributed to the Borrower and its Subsidiaries (other than SWY and its Subsidiaries) and without duplication of amounts deducted pursuant to clause (vii) above, the Retained Amount.

“Excluded Account” means any deposit or securities account containing solely Excluded Property of the kind described in clauses (e) and (f) of the definition thereof.  Notwithstanding the forgoing, for the avoidance of doubt, the Debt Service Reserve Account shall never be an Excluded Account.

“Excluded Property” means, with respect to any Loan Party, (a) any owned real property having a fair market value of less than $2,000,000, (b) any direct or indirect Equity Interests in SWY (other than Equity Interests in SCW), (c) any property which, subject to the terms of Section 8.03(e), is subject to a Lien of the type described in Section 8.01(i) to the extent the document providing such Lien prohibits such Loan Party from granting any other Liens in such property, (d) any lease, license, contract, property right or agreement to which any Loan Party is a party or any of its rights or interests thereunder if and only for so long as the grant of a Lien in any such lease, license, contract, property right or agreement will (i) violate any law, rule or regulation applicable to such Loan Party, (ii) result in or will constitute a breach, termination, or default under any such lease, license, contract, property right or agreement, (iii) result in or will constitute the abandonment, invalidation or enforceability of any right, title or interest of such Loan Party in any such lease, license, contract, property right or agreement, or (iv) requires any third-party consent not obtained by such Loan Party under any such lease, license, contract, property right or agreement except (A) in the case of clauses (i) through (iv), other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the applicable UCC or any other applicable Law or principles of equity and (B) the foregoing exclusions with respect to this clause (d) shall not apply to (1) monies due or to become due to a Loan Party in respect of such lease, license, contract, property right or agreement, or (2) any and all proceeds from the sale, transfer, assignment, license, lease or other dispositions of such lease, license, contract, property right or agreement; (e) deposit accounts maintained solely for the purpose of funding payroll, payroll taxes, withholding tax, employee wage and benefit payments and other tax and employee fiduciary accounts, (f) trust accounts maintained solely on behalf of a Loan Party’s customers in the ordinary course of business; (g) any trademark application of a Loan Party filed with the United States Patent and Trademark Office on an “intent-to-use” basis, until such time as a statement of use is filed with and duly accepted by the United States Patent and Trademark Office (only to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law); and (h) any assets for which the Administrative Agent (acting at the direction of the Required Lenders) determines that (i) the costs of obtaining a security interest is excessive in relation to the value of the security to be afforded thereby or (ii) obtaining such security interest is not commercially practicable.  Notwithstanding the forgoing, for the avoidance of doubt, the Debt Service Reserve Account shall never be Excluded Property.

“Excluded Subsidiaries” means, collectively, SWY and each of its Subsidiaries.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank on the immediately preceding Business Day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the on the immediately preceding Business Day and (b) if no such rate is so published on the immediately preceding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to major banks selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, (a) the Administrative  Agent Fee Letter, (b) the Arranger Fee Letter and (c) any other fee letter entered into between the Borrower and/or any Lender and designated as a “Loan Document” from time to time.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” of any Person means all Indebtedness of such Person other than Indebtedness described in clause (f) of the definition thereof and the Subordinated Shareholder Loan; provided, that, any Indebtedness that arises under a revolving credit agreement or revolving credit line shall only constitute “Funded Indebtedness” to the extent of (a) any amount actually drawn and outstanding under such agreement or credit line plus (b) the aggregate maximum face amount of letters of credit issued thereunder or in connection therewith.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the primary purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the primary purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations.  The amount of any Guarantee shall be the lesser of (x) an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith and (y) the value of the property subject to a lien, to the extent that such obligation is non-recourse other than to such property.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12 executed and delivered by a Subsidiary (other than an Excluded Subsidiary) in accordance with the provisions of Section 7.12 or any similar other documents as the Administrative Agent (acting at the direction of the Required Lenders) shall reasonably deem appropriate for such purpose.

“Guarantors” means, collectively, (a) each Subsidiary identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins as a Guarantor pursuant to Section 7.12 and (c) the successors and permitted assigns of the foregoing; provided, that no Excluded Subsidiary will be required to be a Guarantor hereunder.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holding Company Expenses” means the sum of costs, expenses and liabilities incurred or paid in cash by Borrower and its Subsidiaries (other than SWY and its Subsidiaries) in respect of (i) administrative and professional expenses relating to the operation and administration of the Borrower and its Subsidiaries, (ii) Taxes and insurance payments, (iii) employee benefits for employees of SWY and its Subsidiaries and (iii) costs associated with the Borrower’s Atlanta, Georgia facility, including occupancy costs, and the Rail Car Lease, in each case, minus any such costs, expenses and liabilities for which the Borrower or its Subsidiaries (other than SWY and its Subsidiaries) are reimbursed by SWY and its Subsidiaries.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)         all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)         all purchase money indebtedness;

(c)         the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d)         all obligations (including earn-out obligations) in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)         the Attributable Indebtedness of capital leases, Synthetic Lease Obligations, Sale and Leaseback Transactions and Securitization Transactions;

(f)          the Swap Termination Value of any Swap Contract;

(g)         indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (with the amount thereof being measured as the lesser of the amount of such Indebtedness or that fair market value of such property);

(h)         all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; provided that in no event shall obligations in respect of any of the following constitute Indebtedness: (i) any of the foregoing obligations with respect to any Equity Interests (other than Disqualified Equity Interests) of the Borrower set forth in the respective Organization Documents of the Borrower; (ii) Permitted Tax Distributions; and (iii) the declaration or approval by, or consent of, a board of directors, partnership committee or general partner (or similar governing body or Person) of, and the corresponding making or payment of, any such purchase, redemption, retirement, defeasance or payment permitted hereunder;

(i)          without duplication, all Guarantees in respect of any of the foregoing; and

(j)         all Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Indebtedness is expressly made non-recourse to such Person.

Notwithstanding the foregoing, the term Indebtedness shall not include (1) Intercompany Indebtedness, (2) deferred or prepaid revenue or (3) any earn-out obligation or other contingent obligation in respect of Indebtedness under clause (d) of this definition until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intercompany Indebtedness” means (a) Indebtedness owing by a Loan Party or a Subsidiary of a Loan Party to another Loan Party or a Subsidiary of a Loan Party if the corresponding Investment is permitted under Section 8.02, (b) Indebtedness owing by a Loan Party to a Loan Party and (c) Indebtedness owing by a Subsidiary that is not a Loan Party to a Subsidiary that is not a Loan Party.

“Interest Determination Date” means, with respect to any SOFR Loan, the second Business Day prior to the commencement of any Interest Period relating to such SOFR Loan.

“Interest Period” has the meaning specified in Section 2.08(f).

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, pursuant to (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, binding guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, binding requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“Lender Party” and “Lender Recipient Party” means collectively, the Lenders.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify, in writing, the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any assignment, deposit arrangement, financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan.

“Loan Documents” means this Agreement, each Note, each Guarantor Joinder Agreement, the Fee Letters and the Collateral Documents.

“Loan Notice” means a notice of (a) a Borrowing of Term Loans, (b) a conversion of Term Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, in each case pursuant to Section 2.02, which, if in writing, shall be substantially in the form of Exhibit 2.02 or such other form as may be approved by the Administrative Agent and the Required Lenders (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Indebtedness” means any (a) Indebtedness (other than Indebtedness arising under the Loan Documents and Indebtedness arising under Swap Contracts) of the Borrower or any of the Borrower’s Subsidiaries having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount and (b) Indebtedness incurred pursuant to the SWY Credit Agreement.

“Material Subsidiary” means, at any date of determination, any (a) Subsidiary of the Borrower that individually has or (b) Subsidiary of the Borrower that, when taken together with all other Subsidiaries that are not Material Subsidiaries, in the aggregate has, in either case, revenues, assets or earnings in an amount equal to at least 5% of (i) the consolidated revenues of the Borrower and its Subsidiaries for the most recently completed fiscal quarter for which the Administrative Agent has received financial statements of the Borrower and its Subsidiaries pursuant to Section 7.01(d) or (e), (ii) the consolidated assets of the Borrower and its Subsidiaries as of the last day of the most recently completed fiscal quarter for which the Administrative Agent has received financial statements of the Borrower and its Subsidiaries pursuant to Section 7.01(d) or (e), or (iii) the consolidated net earnings of the Borrower and its Subsidiaries for the most recently completed fiscal quarter for which the Administrative Agent has received financial statements of the Borrower and its Subsidiaries pursuant to Section 7.01(d) or (e), in each case determined in accordance with GAAP for such period.

“Maturity Date” means October 15, 2026; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the preceding Business Day.

“Merger Agreement” means certain Agreement and Plan of Merger, dated as of February 1, 2023, by and among, inter alios, SCW, Sisecam Chemicals Newco LLC, SRP and SIRE (together with all exhibits, schedules and disclosure letters thereto).

“Merger Agreement Representations” means such of the representations made by (or relating to) SIRE and SRP in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has (or its applicable Affiliate has) the right (determined without regard to any notice requirement) to terminate its (or its Affiliate’s) obligations (or to refuse to consummate the SIRE Merger) under the Merger Agreement as a result of a breach of such representations.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Note” has the meaning specified in Section 2.11.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit 2.05 or such other form as may be approved by the Administrative Agent and the Required Lenders (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means, with respect to each Loan Party, all advances to, and debts, liabilities, obligations, indemnities, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party and any ERISA Affiliate or with respect to which any Loan Party or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Periodic Term SOFR Determination Day” shall have the meaning provided in the definition of “Term SOFR”.

“Permitted Acquisition” means an Investment consisting of an Acquisition by SWY or any Subsidiary of SWY, provided that (a) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as SWY and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (c) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(d) or (e) after giving effect to such Acquisition on a Pro Forma Basis, (e) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), (f) the aggregate cash consideration paid or payable for all Acquisitions after the Closing Date shall not exceed $10,000,000 and (g) for any Acquisition, the Borrower shall have delivered to Administrative Agent and the Lenders a quality of earnings report from a nationally recognized accounting firm reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) with respect to such acquired business and the substantially final documentation governing such Acquisition, in each case, at least five (5) Business Days (or such shorter time period as the Administrative Agent (at the direction of the Required Lenders) may agree) prior to the consummation of such Acquisition.

“Permitted Liens” means, at any time, Liens in respect of property of the Borrower or any Subsidiary permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Tax Distributions” means, (a) with respect to any taxable period in which the Borrower is treated as a partnership, S corporation or disregarded entity for U.S. federal income tax purposes, distributions by the Borrower to any direct or indirect owner of the Borrower in the aggregate amount required for such owner to discharge its aggregate tax liabilities attributable to the taxable income of the Borrower and its Subsidiaries for such taxable period as determined using the combined maximum federal, state and local marginal income tax rate (adjusted appropriately to take into account the varying rates applicable to capital gains, qualified dividend income and ordinary income) then applicable to an individual or a corporation, as applicable, in the jurisdiction of such owner’s residence and calculated taking into account (i) any deductions under Section 199A of the Code for “qualified business income,” (ii) any tax deductions or basis adjustments arising under Section 734, 743 or 754 of the Code and any comparable provision of state, local or non-U.S. income tax law, (iii) the deductibility of state and local income tax for U.S. federal income tax purposes and (iv) any taxable losses of the Borrower and its Subsidiaries with respect to all prior taxable periods ending after the Closing Date to the extent such losses are of a character that would permit such losses to be deducted against income or gain of the Borrower or its Subsidiary in the relevant taxable period and have not previously been taken into account under this definition in determining amounts distributable for any prior taxable period; provided that such distributions shall be reduced by any amounts of tax paid directly by the Borrower or any of its Subsidiaries to the relevant taxing authority for the relevant taxable period with respect to any taxable income or gain of the Borrower and its Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 7.02.

“Prime Lending Rate” means, as of any day, the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).  If the Prime Lending Rate is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the financial covenants set forth in Section 8.11, such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b).  In connection with the foregoing, (a) with respect to any Disposition or Recovery Event, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Required Lenders, (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (iii) the Pro Forma Cost Savings with respect to any period shall be included in the calculation of Consolidated EBITDA.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 8.11 recomputed as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that, without duplication, were directly attributable to any Acquisition, merger, reorganization or consolidation permitted hereunder that occurred during such period; provided that (a) such Pro Forma Cost Savings are realized or reasonably expected to be realized within 12 months after such Acquisition, merger, reorganization or consolidation, (b) any such reductions in net costs and related adjustments are set forth in an officers’ certificate signed by the Borrower’s (or its general partner’s) chief financial officer which states (x) the amount of such reduction in net costs and related adjustments and (y) that such reduction in net costs and related adjustments are based on the reasonable good faith beliefs of the officers executing such officers’ certificate at the time of such execution and (c) for the avoidance of doubt, all such Pro Forma Cost Savings in any period shall be subject to the cap as set forth in the definition of “Consolidated EBITDA”.

“Pro Forma Financial Statements” means a pro forma consolidated balance sheet of Borrower and its Subsidiaries (including SIRE), a pro forma consolidated statement of income of Borrower and its Subsidiaries (including SIRE) and statements of cash flows for the twelve-month period ending on March 31, 2023, prepared after giving effect to the Closing Date Transactions as if the Closing Date Transactions had occurred at the beginning of such period.

“Public Lender” has the meaning specified in Section 7.02.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December occurring after the Closing Date.

“Rail Car Lease” means the Railroad Equipment Lease dated March 21, 2022, between Sisecam Chemicals Resources LLC and The David J. Joseph Company.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Subsidiary.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, at any time, at least two (2) Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders (provided that if (i) there is only one Lender, then such Lender shall constitute the Required Lenders and (ii) for purposes of this definition, a Lender, its Affiliates and its Approved Funds shall collectively be deemed to constitute a single Lender).

“Rescindable Amount” has the meaning set forth in Section 2.12(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, (b) solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01 or 7.12, the secretary or any assistant secretary of a Loan Party and any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent (including, without limitation, a designation of any such officer or employee as an attorney in fact) and (c) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.  To the extent requested by the Administrative Agent (acting at the direction of the Required Lenders), the Borrower will provide an incumbency certificate and appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) with respect to any Responsible Officer.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof); provided, for clarity, neither the conversion of convertible debt into capital stock nor the purchase, redemption, retirement, acquisition, cancellation or termination of convertible debt in exchange for the issuance of Equity Interests (other than Disqualified Equity Interests) shall be a Restricted Payment hereunder.

“Retained Amount” has the meaning set forth in Section 7.17.

 “S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government, including OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury or any other relevant authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Scheduled Term Loan Repayment Date” shall have the meaning set forth in Section 2.05(b)(i).

“SCW” means Sisecam Chemicals Wyoming LLC, a Delaware limited liability company.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security and pledge agreement executed by each of the Loan Parties in favor of the Administrative Agent, for the benefit of the holders of the Obligations.

“SIRE” means Sisecam Resources LP, a Delaware limited partnership.

“SIRE Acquisition” means the acquisition by SCW of 100% of the equity interests of SIRE which are held by Persons other than SCW, Sisecam Chemicals Newco LLC and SRP pursuant to the Merger Agreement.

“SIRE Merger” means the merger of Sisecam Chemicals Newco LLC with and into SIRE, with SIRE as the surviving entity, pursuant to the Merger Agreement.

“Sisecam” means Turkiye Sise ve Cam Fabrikalari A.S. and its wholly owned subsidiary, Sisecam Chemicals USA Inc.

“Sisecam Newco 2” means Sisecam Chemicals Newco 2 LLC, a Delaware limited liability company.

“SOFR Floor” means for the purposes of any calculation, a rate of interest equal to 1.00%.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital under applicable Laws and after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Representations” means those representations and warranties made in Sections 6.01(a) and (b)(i), 6.02 (other than clauses (b) and (c) thereof), 6.04, 6.14, 6.18, 6.20, 6.21, 6.22, 6.25 and 6.26.

“SRP” means Sisecam Resources Partners LLC, a Delaware limited liability company.

“Subordinated Shareholder Loan” means that certain unsecured loan provided to the Borrower on the Closing Date in the aggregate principal amount of $8,000,000 pursuant to (x) that certain Subordinated Shareholder Note, dated of the Closing Date, issued by the Borrower in favor of Sisecam Chemicals USA, Inc. and (y) that certain Subordinated Shareholder Note, dated of the Closing Date, issued by the Borrower in favor of Ciner Enterprises, Inc.; provided that the Subordinated Shareholder Loan (a) shall be unsecured, (b) shall not have any obligors other than the Borrower, (c) shall be subordinated in right of payment to the Obligations on terms reasonably acceptable to the Required Lenders, (d) shall have a final maturity date of at least 180 days after the Maturity Date and (e) shall not require any payments of principal or interest in cash until the final maturity date thereof.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Equity Interests is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.  For the avoidance of doubt, as of the date hereof, SWY is a Subsidiary of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“SWY” means Sisecam Wyoming LLC, a Delaware limited liability company.

“SWY Credit Agreement” means that certain credit agreement, dated as of October 28, 2021, by and among, inter alios, SWY, as the borrower, Bank of America, N.A., as administrative agent, and the lenders party thereto, as in effect on the Closing Date and as may be subsequently amended, amended and restated, supplemented and otherwise modified from time to time in accordance with this Agreement.

“SWY MD&A Materials” have the meaning specified in Section 7.01(a).

 “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” or “Term Loans” means the Term Loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01.

“Term Loan Commitment” means, for each Lender, the amount set forth opposite such Lender’s name in Schedule 2.01 directly below the column entitled “Term Loan Commitment”. The aggregate amount of the Term Loan Commitments as of the Closing Date was $110,000,000 (immediately prior to the funding of any Term Loans on the Closing Date).

“Term SOFR” means,

(a)         for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)         for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” means (a) 0.10% (10.0 basis points) for an Interest Period of one-month’s duration, (b) 0.15% (15.0 basis points) for an Interest Period of three-month’s duration and (c) 0.25% (25.0 basis points) for an Interest Period of six-months’ duration.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent (acting at the direction of the Required Lenders) in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means, with respect to the Borrower and its Subsidiaries, $5,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the outstanding Loans of such Lender at such time.

“Type” means the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(3).

“Voting Equity Interests” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means, with respect to any Person, any other Person 100% of whose Equity Interests are at the time owned by such Person directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by such Person.  Unless otherwise specified, all references herein to a “Wholly Owned Subsidiary” or to “Wholly Owned Subsidiaries” shall refer to a Wholly Owned Subsidiary or Wholly Owned Subsidiaries of the Borrower.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02       Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)        The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented, replaced, refinanced or otherwise modified (subject to any restrictions on such amendments, restatements, supplements, replacements, refinancings or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law or law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such Law or law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and properties, tangible and intangible, real and personal, including cash, securities, accounts and contract rights.

(b)         In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)         Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)        Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to the actual knowledge of a Responsible Officer of any Loan Party.

(e)        Any requirement under this Agreement that a matter be appropriate, satisfactory or acceptable to the Administrative Agent (or any words of similar import) shall mean, in each case, the Administrative Agent (acting at the direction of the Required Lenders).

(f)         All references to the “payment in full” of the Obligations or “as long as any of the Obligations shall be outstanding” or words of similar import shall mean to exclude contingent indemnification or reimbursement obligations for which no claim has been asserted.

(g)         All references to the payment of fees and expenses of the Administrative Agent or any Lender (other than counsel fees and expenses) shall mean the reasonable and documented out-of-pocket fees; and, with respect to the fees and expenses of counsel, shall not include any fees or expenses of internal counsel to the Administrative Agent or any Lender.

(h)         Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03       Accounting Terms; Changes in GAAP; Calculation of Financial Covenants on a Pro Forma Basis.

(a)         Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the 2022 Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded, (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect prior to January 1, 2019, and (iii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein. For purposes of determining the amount of any outstanding Indebtedness, no effect shall be given to any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification 825–10–25 (formerly known as FASB 159) or any similar accounting standard).

(b)        Changes in GAAP.  If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Borrower and the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)        Consolidation of Variable Interest Entities.  Except as specified otherwise in the definitions of Consolidated EBITDA and Consolidated Funded Indebtedness, all references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d)        Calculation of Financial Covenants on a Pro Forma Basis.  Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.11 shall be made on a Pro Forma Basis with respect to any Acquisition, Disposition or Recovery Event occurring during the applicable period.

1.04       Rounding.

Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

1.05       Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06       [Reserved].

1.07       Rates.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Benchmark Replacement) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Benchmark Replacement) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Benchmark Replacement) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE COMMITMENTS AND BORROWINGS

2.01       The Commitments.

Subject to and upon the terms and conditions set forth herein, each Lender with a Term Loan Commitment severally agrees to make Term Loans to the Borrower, which Term Loans (i) shall be incurred pursuant to a single drawing on the Closing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or SOFR Loans, provided that except as otherwise specifically provided in Section 3.03, all Term Loans comprising the same Borrowing shall at all times be of the same Type, (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Term Loan Commitment of such Lender on the Closing Date and (v) shall be incurred from the Lenders pro rata on the basis of their Term Loan Commitments. Once repaid, Term Loans incurred hereunder may not be reborrowed. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Term Loan Lender’s Term Loan Commitment on such date.

2.02       Borrowings, Conversions and Continuations of Loans.

(a)         Whenever the Borrower desires to incur (x) SOFR Loans hereunder, the Borrower shall give the Administrative Agent at the Administrative Agent’s Office at least three (3) Business Days’ prior notice of each SOFR Loan to be incurred hereunder and (y) Base Rate Loans hereunder, the Borrower shall give the Administrative Agent at the Administrative Agent’s Office at least one (1) Business Day prior notice of each Base Rate Loan to be incurred hereunder. Each such notice shall be irrevocable and shall be in writing, in the form of Exhibit 2.02 appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, SOFR Loans and (iv) the wire instructions for the account of the Borrower to which such funds shall be delivered. The Administrative Agent shall promptly give each Lender which is required to make Loans notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Loan Notice.

(b)         No later than 1:00 P.M. (New York City time) on the date specified in each Loan Notice, each Lender with a Term Loan Commitment will make available its pro rata portion of each such Borrowing requested to be made on such date.  All such amounts will be made available in Dollars and in immediately available funds at the Administrative Agent’s Office, and, upon receipt of all requested funds, the Administrative Agent will make available to the Borrower at such account as the Borrower may specify in writing prior to the date of Borrowing, the aggregate of the amounts so made available by the Lenders.

(c)         The Borrower shall have the option to convert, on any Business Day, in an amount equal to at least $5,000,000, all or a portion of the outstanding principal amount of Loans made pursuant to one or more Borrowings of one or more Types of Loans denominated in Dollars into a Borrowing of another Type of Loan, provided that, (i) except as otherwise provided in Section 3.03, SOFR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into SOFR Loans if no Default or Event of Default is in existence on the date of the conversion.  Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 11:00 A.M. (New York City time) at least (x) in the case of conversions of Base Rate Loans into SOFR Loans, three (3) Business Days’ prior notice and (y) in the case of conversions of SOFR Loans into Base Rate Loans, one (1) Business Day’s prior notice, in each case in the form of Exhibit 2.02, appropriately completed to specify the Loans to be so converted and the Borrowing or Borrowings pursuant to which such Loans were incurred. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.  The conversion of a Loan from one type to another shall be deemed to occur at the end of the applicable day of conversion for purposes of calculating interest so that there is no duplication in the interest earned on the applicable Loan.

2.03       [Reserved].

2.04       [Reserved].

2.05       Prepayments.

(a)         Voluntary Prepayments of Loans.

(i)           The Borrower shall have the right to prepay the Loans, in whole or in part at any time and from time to time, without premium or penalty (except as set forth in Section 3.05), on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon at the Administrative Agent’s Office at least three (3) Business Day’s prior written notice of its intent to prepay Loans, which notice shall specify the amount of such prepayment and the Types of Loans to be prepaid, and which the Administrative Agent shall promptly notify the Lenders of such notice of prepayment, (ii) each partial prepayment of Term Loans pursuant to this Section 2.05(a) shall be in an aggregate principal amount of at least $5,000,000 (or such lesser amount as is acceptable to the Required Lenders in respect of the Term Loans in any given case), (iii) each prepayment pursuant to this Section 2.05(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans and (iv) each prepayment of Term Loans pursuant to this Section 2.05(a) shall reduce the then remaining Scheduled Term Loan Repayments in inverse order of maturity and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(ii)         Notwithstanding anything herein to the contrary, the Borrower may rescind any notice of prepayment under this Section 2.05(a) if such prepayment would have resulted from the refinancing of all or a portion of the Loans, which refinancing shall not be consummated or shall otherwise be delayed.

(b)         Mandatory Prepayments of Loans.

(i)         Scheduled Term Loan Repayment Date.  In addition to any other mandatory repayments pursuant to this Section 2.05(b), on each date set forth below (provided that, if such date is not a Business Day, then the Scheduled Term Loan Repayment Date shall be the preceding Business Day) (each, a “Scheduled Term Loan Repayment Date”), the Borrower shall be required to repay that principal amount of Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Section 2.05(a)(i) or 2.05(b)(viii), a “Scheduled Term Loan Repayment”):

Scheduled Term Loan Repayment Date	Amortization

December 31, 2023	$30,000,000.00
December 31, 2024	$30,000,000.00
December 31, 2025	$30,000,000.00
Maturity Date	$20,000,000.00

Notwithstanding the foregoing, on any Scheduled Term Loan Repayment Date, the amount payable on such date pursuant to this clause (i) shall be reduced on a Dollar-for-Dollar basis by the aggregate amount of prepayments made pursuant to clause (vi) below during the fiscal year ending on such Scheduled Term Loan Repayment Date.  For the avoidance of doubt, if the aggregate amount of prepayments made pursuant to clause (vi) below during any fiscal year is equal to or exceeds the amount of the payment made on the Scheduled Term Loan Repayment Date occurring on the last day of such fiscal year, then no payment shall be required pursuant to this clause (i) on such Scheduled Term Loan Repayment Date.

(ii)        Asset Sales. On each date on or after the Closing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Asset Sale (x) derived from the sale by a Loan Party of its direct or indirect Equity Interests in SIRE or SWY or (y) in excess of $2,500,000 in the aggregate during any fiscal year, an amount equal to 100% of the net cash proceeds therefrom shall be applied by the date that is five (5) Business Days following such date as a mandatory repayment of the Loans; provided, however, that, unless such net cash proceeds are derived from the sale by a Loan Party of its direct or indirect Equity Interests in SIRE or SWY, such net cash proceeds shall not be required to be so applied on such date so long as no Event of Default then exists and the Borrower has delivered a certificate to the Administrative Agent on such date stating that such net cash proceeds shall be used to purchase properties or assets to be used in the business of SWY or its Subsidiaries or to replace or restore any properties or assets used by the Borrower or its Subsidiaries (and, for the avoidance of doubt, no such net cash proceeds shall be used for Restricted Payments or for Investments in current assets) in respect of which such net cash proceeds were paid within 365 days following the date of the receipt of such net cash proceeds (which certificate shall set forth the estimates of the net cash proceeds to be so expended), and provided further, that if all or any portion of such net cash proceeds not required to be so applied pursuant to the preceding proviso are not so used within 365 days after the date of the receipt of such net cash proceeds (or such earlier date, if any, as the Borrower or the applicable Subsidiary determines not to reinvest the net cash proceeds relating to such Asset Sale as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 2.05(b)(ii) without regard to the immediately preceding proviso.  Notwithstanding any other provisions in this Section 2.05(b), until the Discharge of SWY Credit Agreement has occurred, mandatory prepayments of Loans required under this Section 2.05(b)(ii) with respect to any Asset Sale by SWY or any of its Subsidiaries shall be limited to the  amount of the net cash proceeds of such Asset Sale that SWY is permitted to distribute directly or indirectly to the Borrower pursuant to the terms of its Organization Documents and the SWY Credit Agreement at the time such net cash proceeds are received or at any time thereafter.

(iii)        Recovery Events. On each date on or after the Closing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event in excess of $2,500,000 in the aggregate during any fiscal year, an amount equal to 100% of the net cash proceeds from such Recovery Event shall be applied by the date that is five (5) Business Days following such date as a mandatory repayment of the Loans; provided, however, that so long as no Event of Default then exists and the Borrower has delivered a certificate to the Administrative Agent on such date stating that such net cash proceeds shall be used to purchase properties or assets to be used in the business of SWY or its Subsidiaries or to replace or restore any properties or assets used by the Borrower or its Subsidiaries (and, for the avoidance of doubt, no such net cash proceeds shall be used for Restricted Payments or for Investments in current assets) in respect of which such net cash proceeds were paid within 365 days following the date of the receipt of such net cash proceeds (which certificate shall set forth the estimates of the net cash proceeds to be so expended), and provided further, that if all or any portion of such net cash proceeds not required to be so applied pursuant to the preceding proviso are not so used within 365 days after the date of the receipt of such net cash proceeds (or such earlier date, if any, as the Borrower or the applicable Subsidiary determines not to reinvest the net cash proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 2.05(b)(iii) without regard to the immediately preceding proviso.  Notwithstanding any other provisions in this Section 2.05(b), until the Discharge of SWY Credit Agreement has occurred, mandatory prepayments of Loans required under this Section 2.05(b)(iii) with respect to any Recovery Event with respect to SWY or any of its Subsidiaries shall be limited to the amount of the net cash proceeds of such Recovery Event that SWY is permitted to distribute directly or indirectly to the Borrower pursuant to the terms of its Organization Documents and the SWY Credit Agreement at the time such net cash proceeds are received or at any time thereafter.

(iv)        Indebtedness. Within five (5) Business Days of each date on or after the Closing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by the Borrower or any of its Subsidiaries of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 8.03), the Borrower shall repay the Loans as a mandatory repayment in an amount equal to 100% of the net cash proceeds of the respective incurrence of Indebtedness.

(v)          Change of Control. Upon the occurrence of a Change of Control, the Borrower shall immediately prepay in full the outstanding principal amount of all Loans.

(vi)        Excess Cash Flow. Commencing with the fiscal quarter ending September 30, 2023, in the event that there shall be Excess Cash Flow for such fiscal quarter (or, in the case of the fiscal quarter ending September 30, 2023, in the event that there shall be Excess Cash Flow calculated from and after the Closing Date through the fiscal quarter ending September 30, 2023), the Borrower shall, no later than the date which is forty-five (45) days after the end of each fiscal quarter (or if such day is not a Business Day, the next succeeding Business Day), prepay the Loans in an aggregate amount equal to 100% of such Excess Cash Flow.

(vii)       Cure Right.  On each date on or after the Closing Date upon which the Borrower exercises its Cure Right, an amount equal to the Cure Amount shall be applied on such date as a mandatory repayment of the Loans.

(viii)      Application of Mandatory Prepayments.  Prepayments shall be applied first to Base Rate Loans and then to SOFR Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.05(b) (i) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment, (ii) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans and (iii) shall reduce the then remaining Scheduled Term Loan Repayments in inverse order of maturity.

(ix)         Maturity Date.  In addition to any other mandatory repayments pursuant to this Section 2.05(b), all then outstanding Loans shall be repaid in full on the Maturity Date.

(x)         Notice. The Borrower shall give the Administrative Agent (prior to 12:00 Noon at the Administrative Agent’s Office) at least one (1) Business Day’s prior written notice of its intent to prepay the Loans in accordance with Section 2.05(b), which notice shall state pursuant to which paragraph of Section 2.05(b) the prepayment is being made.

2.06       [Reserved].

2.07       Repayment of Loans.

 The Borrower shall repay to the Lenders on the Maturity Date, unless accelerated sooner pursuant to Section 9.02, the aggregate principal amount of all Term Loans outstanding on such date.

2.08       Interest.

(a)        Subject to clause (c) below, the Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a SOFR Loan pursuant to Section 2.02 or 3.03, at a rate per annum which shall be equal to the sum of the relevant Applicable Rate plus the Base Rate, each as in effect from time to time.

(b)       Subject to clause (c) below, the Borrower agrees to pay interest in respect of the unpaid principal amount of each SOFR Loan from the date of Borrowing thereof until the earlier of (x) the maturity thereof (whether by acceleration or otherwise) and (y) the conversion of such SOFR Loan to a Base Rate Loan pursuant to Section 2.02 or 3.03, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Rate as in effect from time to time during such Interest Period plus Adjusted Term SOFR for such Interest Period.

(c)        While any Event of Default exists, upon the election of the Administrative Agent acting at the direction of the Required Lenders (or automatically upon the occurrence of any Event of Default set forth in Sections 9.01(a), 9.01(f) or 9.01(g)), the Borrower shall pay interest on the outstanding principal amount of Loans and all overdue interest and other overdue amounts at a rate per annum equal to the rate which is 2.00% in excess of the rate otherwise applicable to the Loans; provided, however, the rate under this Section 2.08(c) shall cease to apply from and after the date that the applicable Event of Default has been waived by the Lenders in accordance with Section 11.01. Interest that accrues under this Section 2.08(c) shall be payable in cash on demand and shall accrue on and from the date that the applicable Event of Default first occurs.

(d)         Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) on each Quarterly Payment Date, (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each SOFR Loan, (x) on the last day of each Interest Period applicable thereto, (y) on the date of any repayment or prepayment (on the amount repaid or prepaid) and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)        Upon each Interest Determination Date, the Administrative Agent shall determine the Adjusted Term SOFR for each Interest Period applicable to the respective SOFR Loans and shall promptly notify the Borrower and the applicable Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(f)         At the time the Borrower gives any Loan Notice in respect of the making of, or conversion into, any SOFR Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such SOFR Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such SOFR Loan, which Interest Period shall, at the option of the Borrower, be a one, three or six month period, provided that:

(i)          all SOFR Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)        the initial Interest Period for any SOFR Loan shall commence on the date of Borrowing of such SOFR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such SOFR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)        if any Interest Period for a SOFR Loan begins on the last Business Day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)       if any Interest Period for a SOFR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a SOFR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v)          unless the Required Lenders otherwise agree, no Interest Period with respect to SOFR Loans may be selected at any time when a Default or an Event of Default is then in existence;

(vi)        no Interest Period in respect of any Borrowing of any Loans shall be selected which extends beyond the Maturity Date;

(vii)       no Interest Period in respect of any Borrowing of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of the Term Loans will be required to be made under Section 2.05(b) if the aggregate principal amount of the Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of the Term Loans then outstanding less the aggregate amount of such required repayment; and

(viii)      notwithstanding anything herein to the contrary, the first Interest Period hereunder shall commence on the Closing Date and end on the first Quarterly Payment Date ending after the Closing Date.

If by 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of SOFR Loans, the Borrower has failed to elect a new Interest Period to be applicable to such SOFR Loans as provided above, the Borrower shall be deemed to have elected to continue such SOFR Loans with the same Interest Period effective as of the expiration date of such current Interest Period.

2.09       Fees.

(a)        The Borrower shall pay to the Arrangers for their own respective accounts fees in the amounts and at the times specified in the Arranger Fee Letter.  The Borrower shall pay to the Administrative Agent for its own respective accounts fees in the amounts and at the times specified in the Administrative Agent Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)         The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10       Computation of Interest and Fees.

All computations of interest and other fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11       Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence of the existence and amounts of the obligations recorded therein.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender, the Borrower shall execute and deliver to such Lender a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each such promissory note shall be in the form of Exhibit 2.11 (a “Note”).  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12       Payments Generally; Administrative Agent’s Clawback.

(a)        General.  All payments to be made by the Borrower or any other Loan Party shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its pro rata share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. may in the Administrative Agent’s discretion be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  Except as set forth in Section 2.08, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)        (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)        Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c)         Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the applicable conditions to the applicable Loan set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent promptly shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)         Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(e)         Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)         Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, toward payment of interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13       Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided in the Loan Documents, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)         if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)        the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement and the other Loan Documents or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14       Debt Service Reserve Account.

(a)         Deposits.  On the DSRA Funding Date, the Borrower shall deposit (or shall cause to be deposited) an amount of cash (in Dollars) equal to the DSRA Amount into the Debt Service Reserve Account and shall thereafter maintain an amount in the Debt Service Reserve Account that is no less than the DSRA Amount.

(b)         Withdrawals from Debt Service Reserve Account.  Withdrawals may only be made from the Debt Service Reserve Account (i) in accordance with the immediately following sentence, to the extent that the Borrower is unable to pay amounts of scheduled principal or interest on the Loans then due and (ii) as otherwise agreed to in writing by the Required Lenders. If at any time the Borrower fails to make any payment of scheduled principal or interest on the Loans as and when the same shall be due (after giving effect to all applicable grace periods), the Administrative Agent (acting at the direction of the Required Lenders) may direct the Borrower to withdraw such amount from the Debt Service Reserve Account and immediately apply such amounts to the payment of such principal or interest, and to the extent such amounts are sufficient to cover the defaulted principal or interest, no Default or Event of Default shall occur or be deemed to have occurred with respect thereto; provided that the Borrower will be required to immediately replenish the Debt Service Reserve Account so as to ensure compliance with Section 2.14(a).

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01       Taxes.

(a)          Defined Terms. For purposes of this Section 3.01, the term “applicable Law” includes FATCA.

(b)         Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)          Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to clause (f) below.

(ii)         If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to clause (f) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made for Indemnified Taxes.

(iii)       If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to clause (f) below, (B) such Loan Party or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made for Indemnified Taxes.

(c)         Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of clause (b) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)          Tax Indemnifications.

(i)         Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(d)(ii) below.

(ii)         Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(e)         Evidence of Payments.  Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by such Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.

(f)          Status of Lenders; Tax Documentation.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), 3.01(f)(ii)(B) and 3.01(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)       any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed copies of IRS Form W-8ECI;

(3)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-2 or Exhibit 3.01-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-4 on behalf of each such direct and indirect partner;

(C)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)        Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)       Treatment of Certain Refunds.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund (including any application or carryover of such refund amount to reduce any amount otherwise payable to the refunding Governmental Authority) of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (g), in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this clause (g) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This clause (g) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(h)         Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Loan Documents and the repayment, satisfaction or discharge of all other Obligations.

3.02       [Reserved].

3.03       Inability to Determine Rates; Illegality.

(a)         In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent (acting at the direction of the Required Lenders)):

(i)          on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted Term SOFR; or

(ii)         at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any SOFR Loan because of (x) any Change in Law including: (A) any such change subjecting any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) or (B) a change in official reserve requirements (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)) and/or (y) other circumstances arising since the Closing Date affecting such Lender (including that Adjusted Term SOFR with respect to such SOFR Loan does not adequately and or otherwise fairly reflect the cost to such Lender of funding such SOFR Loan); or

(iii)        at any time, that the making or continuance of any SOFR Loan has been made (x) unlawful by any law or governmental rule, regulation or order or (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law);

then, and in any such event, such Lender (or the Administrative Agent (acting at the direction of the Required Lenders), in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, SOFR Loans shall no longer be available (and Base Rate Loans shall be determined without regard to clause (c) of the definition thereof) until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Loan Notice given by the Borrower with respect to SOFR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of , or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 3.03(b) as promptly as possible and, in any event, within the time period required by law.

(b)          At any time that any SOFR Loan is affected by the circumstances described in Section 3.03(a)(ii), the Borrower may, and in the case of a SOFR Loan affected by the circumstances described in Section 3.03(a)(iii), the Borrower shall, either (x) if the affected SOFR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 3.03(a)(ii) or (iii) or (y) in the case of a SOFR Loan if the affected SOFR Loan is then outstanding, upon at least 3 Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such SOFR Loan into a Base Rate Loan (which Base Rate Loan shall be determined without regard to clause (c) of the definition thereof), provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.03(b).

(c)         If any Lender determines that after the Closing Date that any Change in Law concerning capital adequacy or liquidity will have the effect of increasing the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Term Loan Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost or liquidity to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 3.03(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.03(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(d)         Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such SOFR Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at the date and time agreed by the Required Lenders and the Borrower.  If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(e)          Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document, except as expressly required pursuant to this Agreement.

(f)         Notices; Standards for Decisions and Determinations. The Administrative Agent (acting at the direction of the Required Lenders) will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to clause 3.03(h) below and (y) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent in consultation with the Borrower or, if applicable, any Lender (or group of Lenders) pursuant to the Benchmark Replacement Setting Clauses, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their reasonable discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Agreement.

(g)         Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent (acting at the direction of the Required Lenders) in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent (acting at the direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent (acting at the direction of the Required Lenders), in consultation with the Borrower, may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(h)         Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a SOFR Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any SOFR Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans.  During a SOFR Benchmark Unavailability Period or at any time that a tenor for the then-current SOFR Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current SOFR Benchmark or such tenor for such SOFR Benchmark, as applicable, will not be used in any determination of Base Rate.

(i)           As used in clauses (e) through (i) of this Section 3.03:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (g) of the Benchmark Replacement Setting Clauses.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (d) of the Benchmark Replacement Setting Clauses.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Administrative Agent (acting at the direction of the Required Lenders), in consultation with the Borrower (in each case, acting reasonably) for the applicable Benchmark Replacement Date:

(1)          the sum of: (a) Daily Simple SOFR and (b) 0.10% (10 basis points); or

(2)        the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower (in each case, acting reasonably) giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar denominated credit facilities of this type at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the SOFR Floor, the Benchmark Replacement will be deemed to be SOFR Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with a Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (acting at the direction of the Required Lenders) and in consultation with the Borrower (in each case, acting reasonably) giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar denominated credit facilities of this type at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)        in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)         in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Replacement Setting Clauses” means clauses (e) through (i) of this Section 3.03.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 3.03.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Administrative Agent (acting at the direction of the Required Lenders) reasonably determines may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent reasonably determines is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent (acting at the direction of the Required Lenders) in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that if the Administrative Agent (acting at the direction of the Required Lenders) reasonably determines that any such convention is not administratively feasible for the Administrative Agent (acting at the direction of the Required Lenders), then the Administrative Agent may establish another convention in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

3.04       Increased Costs.

(a)          Increased Costs Generally.  If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender any other condition, cost or expense affecting this Agreement or Term SOFR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to Term SOFR (or of maintaining its obligation to make any such Loan), then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)         Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)         Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)        Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05       Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)        any continuation, conversion, payment or prepayment of any Term SOFR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)         any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term SOFR Loan on the date or in the amount notified by the Borrower; or

(c)         any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13.

Such loss, cost or expense shall be limited to the actual loss, cost or expense arising from any actual liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary and reasonable administrative fees charged by such Lender in connection with the foregoing.

3.06       Mitigation of Obligations; Replacement of Lenders.

(a)        Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)       Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07       Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Term Loan Commitments, repayment of all other Obligations hereunder, termination of the Loan Documents and resignation or replacement of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01       The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, the Lenders and each other holder of Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations is not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

4.02       Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than the defense that the Loans have been paid in full), it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than contingent indemnification or reimbursement obligations for which no claim has been asserted).  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)         at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)         any of the acts mentioned in any of the provisions of any of the Loan Documents or any other document relating to the Obligations shall be done or omitted;

(c)         the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)         any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e)         any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever (other than any notices required to be delivered pursuant to the terms of the Loan Documents) and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03       Reinstatement.

The obligations of each Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable and documented out-of-pocket costs and expenses (including the fees, charges and disbursements of one primary outside counsel and one local counsel in each relevant jurisdiction for (i) the Administrative Agent and (ii) the holders of the Obligations taken as a whole and, in the case of an actual or potential conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected holder(s) of the Obligations similarly situated taken as a whole) incurred by such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04       Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05       Remedies.

The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06       Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.  Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until the Obligations (other than contingent indemnification or reimbursement obligations for which no claim has been asserted).

4.07       Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

4.08       [Reserved]

4.09       Appointment of Borrower.

Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

ARTICLE V

CONDITIONS PRECEDENT TO BORROWINGS

5.01       Conditions of Effectiveness.

This Agreement shall be effective upon satisfaction of the following conditions precedent in each case in a manner reasonably satisfactory to the Administrative Agent and each Lender:

(a)         Loan Documents.  Receipt by the Administrative Agent of executed counterparts of this Agreement, the Security Agreement, each Note requested by any Lender and each other Loan Document, each properly executed by a Responsible Officer of the signing Loan Party (or the general partner thereof).

(b)       Opinions of Counsel.  Receipt by the Administrative Agent of reasonably satisfactory opinions of legal counsel to the Loan Parties (including, to the extent required, local counsel to the Loan Parties), addressed to the Administrative Agent and each Lender, dated as of the Closing Date.

(c)          Organization Documents, Resolutions, Etc.  Receipt by the Administrative Agent of the following:

(i)          copies of the Organization Documents of each Loan Party certified, in the case of each certificate of limited partnership, certificate of formation or certificate of incorporation, to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party (or its general partner) to be true and correct as of the Closing Date;

(ii)         such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lenders may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)        such documents and certifications as the Lenders may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(d)        Evidence of Insurance.  Receipt by the Administrative Agent and the Lenders of copies of insurance policies, declaration pages, certificates, and endorsements of insurance evidencing liability and property insurance meeting the requirements set forth herein or in the Loan Documents or as required by the Lenders.

(e)         Financial Statements. The Lenders shall have received copies of the financial statements referred to in Section 6.05, each in form and substance satisfactory to each of them.

(f)          Personal Property Collateral. Subject to the final paragraph of this Section 5.01, the Administrative Agent shall have received, in form and substance satisfactory to the Lenders:

(i)          (A) searches of UCC filings or analogous public filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and bankruptcy searches;

(ii)         searches of ownership of Intellectual Property (as defined in the Security Agreement) in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Lenders in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

(iii)        completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Lenders’ sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iv)       stock or membership certificates, if any, evidencing the Pledged Equity (as defined in the Security Agreement) and undated stock or transfer powers duly executed in blank; in each case to the extent such Pledged Equity is certificated; and

to the extent required to be delivered, filed, registered or recorded pursuant to the terms and conditions of the Collateral Documents, all instruments, documents (including relevant page(s) of the share register book of the company showing the pledge registration) and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to create and perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral..

(g)        Closing Certificate.  Receipt by the Lenders of a certificate signed by a Responsible Officer of the Borrower as of the Closing Date certifying that the conditions precedent set forth in clauses (k), (n), (p) and (q) of this Section 5.01 have been satisfied.

(h)         Solvency Certificate. Receipt by the Lenders of a certificate signed by the chief financial officer of the Borrower as of the Closing Date attesting to the Solvency of each Loan Party before and after giving effect to the transactions contemplated hereby.

(i)          [Reserved].

(j)        KYC; Beneficial Ownership.  (i) The Borrower and each of the Guarantors shall have provided, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation (a) the PATRIOT Act and (b) to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, certifications as to beneficial ownership in relation to the Borrower, which certification shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders (in each case, reasonably requested by the Administrative Agent and the Lenders no later than five business days prior to the Closing Date) and (ii) the Administrative Agent and the Lenders shall have successfully completed “know your customer” due diligence and adoption by all relevant parties to the Administrative Agent’s and each such Lender’s satisfaction, including, without limitation, obtaining any relevant anti-financial crime compliance approval.

(k)       Material Adverse Change.  Since February 1, 2023, there shall not have been a Partnership Material Adverse Effect (as defined in the Merger Agreement, as in effect as of February 1, 2023), or any event, change, fact, development, circumstance, condition or occurrence that is reasonably likely to have or result in a Partnership Material Adverse Effect (as defined in the Merger Agreement, as in effect as of February 1, 2023).

(l)          Fees.  Receipt by the Administrative Agent, the Arranger and the Lenders of any fees required to be paid on or before the Closing Date.

(m)       Attorney Costs. The Borrower shall have paid all reasonable and documented out-of-pocket fees, charges and disbursements of outside counsel to each of (i) the Administrative Agent and (ii) the Arrangers and Lenders (directly to each such counsel if requested by the Administrative Agent and/or the Arrangers and Lenders, as applicable) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower, the Administrative Agent, the Arrangers and the Lenders).

(n)        Representations.  The Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects (it being understood and agreed that any such representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(o)         Loan Notice.  The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(p)        Merger Agreement.  Prior to or substantially simultaneously with the initial Borrowing on the Closing Date, the SIRE Acquisition and the SIRE Merger shall have been consummated in accordance with the terms and conditions of the Merger Agreement and applicable law, and the Merger Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, and neither the Borrower nor any affiliate thereof shall have consented to any action which would require the consent of the Borrower or such affiliate under the Merger Agreement, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders in any material respect, in any such case without the prior written consent of the Arrangers.

(q)       Contribution.  Substantially concurrently with the initial funding of the Term Loans, the direct or indirect parent companies of the Borrower shall make cash investments which shall be in the form of common equity of the Borrower and/or the Subordinated Shareholder Loan, or the direct or indirect subsidiaries of the Borrower shall make distributions to the Borrower, in each case, in an aggregate amount not less than the difference of the fees, costs and expenses related to the Closing Date Transactions minus the Term Loans funded on the Closing Date.

(r)        Subordinated Shareholder Loan. Receipt by the Lenders of a true, correct and complete copy of the note evidencing the Subordinated Shareholder Loan, which shall be in form and substance reasonably acceptable to the Required Lenders.

Notwithstanding the foregoing, to the extent any Collateral may not be perfected by (A) the filing of a UCC financing statement, (B) taking delivery and possession of a stock certificate of U.S. organized entities (including, without limitation, SCW to the extent certificated) or (C) the filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office, if the perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Term Loans on the Closing Date but, instead, may be accomplished in accordance with Section 7.14 hereof but in any event not within 45 days after the Closing Date (or such longer period after the Closing Date reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders)).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01       Existence, Qualification and Power.

The Borrower and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02       Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than a Permitted Lien) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in each case referred to in clause (b) and (c), to the extent that such conflict, breach, creation, payment or violation could not reasonably be expected to have a Material Adverse Effect.

6.03       Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those that have already been obtained and are in full force and effect, (ii) filings to perfect the Liens created by the Collateral Documents, and (iii) such approvals, consents, exemptions, authorizations, actions, notices or filings that the failure to obtain could not reasonably be in expected to have a Material Adverse Effect.

6.04       Binding Effect.

Each Loan Document, when delivered hereunder, has been duly executed and delivered by each Loan Party that is party thereto.  Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party that is party thereto in accordance with its terms (subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting the enforceability of creditors rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies whether in a proceeding at law or in equity).

6.05       Financial Statements; No Material Adverse Effect.

(a)         The 2022 Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the last day of the period covered thereby and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)        The Pro Forma Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries (on a pro forma basis after giving effect to the Closing Date Transactions) as of the last day of the period covered thereby and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments;

(c)         The financial statements delivered pursuant to Section 7.01(a), (b), (d) and (e) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a), (b), (d) and (e)) and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated and consolidating financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(d)         Since the date of the 2022 Financial Statements, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

6.06       Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Subsidiary or against any of their properties or revenues that, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

6.07       No Default.

(a)         Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b)         No Default has occurred and is continuing.

6.08       Ownership of Property; Liens.

Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for Permitted Liens and for such defects in title as could not reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and its Subsidiaries is not subject to any Liens other than Permitted Liens.

6.09       Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)        Each of the Borrower and its Subsidiaries is in compliance with Environmental Laws applicable to the facilities and real properties owned, leased or operated by the Borrower or any Subsidiary (the “Facilities”) or applicable to the businesses operated by the Borrower or any Subsidiary (the “Businesses”), the entities themselves or to their operations, and there is no current violation of any Environmental Law by the Borrower or any Subsidiary, any of the Facilities or any of the Businesses, and, to the knowledge of the Responsible Officers of the Loan Parties, there are no present conditions at the Facilities or related to the Businesses or the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to liability of the Borrower or any Subsidiary under any applicable Environmental Laws.

(b)        Neither the Borrower nor any Subsidiary, nor, to the knowledge of the Responsible Officers of the Loan Parties, any other Person, has caused any of the Facilities to contain, or to have previously contained, any Hazardous Materials at, on, in, under or migrating to or from any of the Facilities in amounts or concentrations that constitute or constituted an unresolved violation of, or could reasonably be expected to give rise to liability of the Borrower or any Subsidiary under, Environmental Laws.

(c)        Neither the Borrower nor any Subsidiary is conducting, responsible for or funding or is required to conduct, be responsible for or fund the reporting, investigation, remediation, abatement or monitoring of any Hazardous Material at any property, including any Facility, nor has received any written or unequivocal verbal notice of, or written inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of its operations, the Facilities or the Businesses that is unresolved, nor to the knowledge of the Responsible Officers of the Loan Parties, is any such notice or inquiry expected or being threatened.

(d)         Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored, released or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of the Borrower or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e)         No judicial proceeding or governmental or administrative action under any Environmental Law or Environmental Claim is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, to which the Borrower or any Subsidiary is or, to the knowledge of the Responsible Officers of the Loan Parties, will be named as a party or that involves any of the Facilities or the Businesses, nor are there any consent decrees or other decrees, consent orders, settlement agreements, administrative orders or other governmental orders, or other administrative or judicial requirements (outside the ordinary course of compliance with Environmental Law applicable to the Borrower and any Subsidiary) outstanding under any Environmental Law with respect to the Borrower, any Subsidiary, or any of the Facilities or the Businesses.

(f)         There has been no release or threat of release of Hazardous Materials at, in, on, under or migrating to or from any of the Facilities by the Borrower or any Subsidiary or any other person, or at, in, on, under or migrating to or from any other property arising from or related to the operations (including disposal) of the Borrower or any Subsidiary or in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that has resulted in or could reasonably be expected to give rise to liability under Environmental Laws.

6.10       Insurance.

The properties of the Borrower and its Subsidiaries are insured with insurance companies not Affiliates of the Borrower that the Borrower has reasonably determined are financially sound and reputable, in such amounts, with such deductibles and covering such risks as the Borrower has reasonably determined as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.  If at any time any owned real property is pledged as collateral hereunder, the Borrower shall and shall cause each appropriate Loan Party to (A) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes collateral hereunder, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994, the Federal Flood Disaster Protection Act and rules and regulations promulgated thereunder or as otherwise required by the Administrative Agent or any Lender, (B) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (C) furnish to the Administrative Agent prompt written notice of any re-designation of any such improved real property into or out of a special flood hazard area.

6.11       Taxes.

The Borrower and its Subsidiaries have filed all federal and state income tax returns and reports required to be filed, and have paid all federal and state income taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary is party to any tax sharing agreement.

6.12       ERISA Compliance.

(a)        Each Plan is in compliance in all respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws, except as would not have a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by or will timely be submitted to the IRS. To the knowledge of the Loan Parties, nothing has occurred that would reasonably be expected to have an adverse effect on such letter, except as would not have a Material Adverse Effect.

(b)        There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)        Except as would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that is subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)         Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 6.12 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(e)        The Borrower represents and warrants that the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans or this Agreement.

6.13       Subsidiaries; Equity Interests; Loan Parties.

As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed on Schedule 6.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Schedule 6.13 free and clear of all Liens except (i) those created under the Collateral Documents and (ii) solely in the case of Equity Interests in any Subsidiary of SWY, Permitted Liens. As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed on Schedule 6.13. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by Sisecam Chemicals USA Inc. and Enterprises in the amounts specified on Schedule 6.13 free and clear of all Liens. Set forth on Schedule 6.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 5.01(c) is a true and correct copy of each such document, each of which is valid and in full force and effect.

6.14       Use of Proceeds; Margin Regulations; Investment Company Act.

(a)         The proceeds of all Loans have been used for the purposes set forth in Section 7.11.

(b)        The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(c)          None of the Loan Parties and their Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15       Disclosure.

No written report, financial statement, certificate or other information (other than projections, pro forma financial information and information of a general economic or industry nature) (taken as a whole) furnished (in writing) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, it is understood and agreed that for purposes of this Section 6.15, such reports, statements, certificates and information shall not include projections, pro forma financial information or any information of a general economic or industry nature.  With respect to projected financial information, pro forma financial information and information of a general economic or industry nature, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered or furnished to the Administrative Agent or the Lenders (as applicable), it being understood and recognized by the Administrative Agent and the Lenders, that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results.

6.16       Compliance with Laws.

Each of the Borrower and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17       Intellectual Property; Licenses, Etc.

Except to the extent it would not reasonably be expected to result in a Material Adverse Effect, the Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted.  Set forth on Schedule 6.17 is a list of (i) all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office that as of the Closing Date a Loan Party owns and (ii) all material licenses under which a Borrower or any Subsidiary has been granted exclusive rights by a third party to IP Rights registered with the United States Copyright Office or the United States Patent and Trademark Office as of the Closing Date (excluding licenses for off-the-shelf software).  Except for such claims and infringements that would not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person before any court or Governmental Authority challenging or questioning the use of any IP Rights by the Borrower or any Subsidiary or the validity or effectiveness of any IP Rights owned by a Borrower or any Subsidiary, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by the Borrower or any Subsidiary, the granting of a right or a license in respect of any IP Rights from the Borrower or any Subsidiary does not infringe on any rights of any other Person.  As of the Closing Date, none of the IP Rights owned by any Loan Party is subject to any exclusive licensing agreement or similar arrangement except as set forth on Schedule 6.17.

6.18       Solvency.

The Loan Parties and their Subsidiaries (a) are Solvent on a consolidated basis and (b) do not intend, in any transaction contemplated by any Loan Document, to hinder, delay or defraud either present or future creditors or any other person to which such Person is or will become, through such transaction, indebted.

6.19       Business Locations; Taxpayer Identification Number.

Set forth on Schedule 6.19-1 is a list of all real property located in the United States that is owned or leased by any Loan Party or any Subsidiary thereof as of the Closing Date (identifying whether such real property is owned or leased and which Loan Party or Subsidiary (as applicable) owns or leases such real property).  Set forth on Schedule 6.19-2 is the chief executive office, U.S. tax payer identification number and organizational identification number of each Loan Party as of the Closing Date.  The exact legal name and state of organization of each Loan Party as of the Closing Date is as set forth on the signature pages hereto.  Except as set forth on Schedule 6.19-3, as of the Closing Date, no Loan Party has during the five (5) years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

6.20       OFAC.

Neither the Borrower nor any Subsidiary, nor any of their respective Subsidiaries, directors, officer, employees or affiliates, nor, to the knowledge of the Borrower and its Subsidiaries, any agent or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction or Sanctioned Country. The Borrower and its Subsidiaries have conducted their businesses in compliance with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

6.21       Patriot Act; Anti-Corruption Laws.

(a)        Each Loan Party and each Subsidiary thereof is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001) (as amended, the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)        The Loan Parties and their Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions to the extent applicable based on the Loan Parties’ and their Subsidiaries’ business and international activities (if any), and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

6.22       Anti-Money Laundering Laws.

None of the Loan Parties (a) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable Law (collectively, “Anti-Money Laundering Laws”), (b) has been assessed civil penalties under any Anti-Money Laundering Laws or (c) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.  Each Loan Party has taken reasonable measures appropriate to the circumstances (in any event as required by applicable Law), to ensure that such Loan Party and its Subsidiaries each is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

6.23       EEA Financial Institution.

No Loan Party is an EEA Financial Institution.

6.24       Labor Matters.

Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947.  Except as would not reasonably be expected to have a Material Adverse Effect, there is (i) no unfair labor practice complaint before the National Labor Relations Board, or material grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries, and (ii) no strike, lock-out, slowdown, stoppage or walkout pending or, to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries.  Except as would not reasonably be expected to have a Material Adverse Effect, there are no collective bargaining agreements covering the employees of the Borrower or any of its Subsidiaries.

6.25       Beneficial Ownership Certification.

The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

6.26       Perfection of Security Interests in the Collateral.

At all times, and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, the Collateral Documents providing for the grant of security interests or Liens upon personal property of the Loan Parties create in favor of the Administrative Agent for the benefit of the holders of the Obligations valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are perfected security interests and Liens, prior to all other Liens other than Permitted Liens (or, upon (i) the filing of appropriate UCC financing statements in the applicable financing offices and payment of applicable filing fees, and (ii) the taking possession or control by the Administrative Agent of Collateral with respect to which a security interest may be perfected only by possession or control).

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall hold any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification or reimbursement obligations for which no claim has been asserted), the Loan Parties shall and shall cause each Subsidiary to:

7.01       Financial Statements.

Deliver to the Administrative Agent for further prompt distribution to each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a)         as soon as available, but in any event within one hundred fifty (150) days after the end of the fiscal year of SWY ending December 31, 2023, and within one hundred twenty (120) days after the end of each fiscal year of SWY ending thereafter, a consolidated and consolidating balance sheet of SWY and its Subsidiaries as at the end of such fiscal year, the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and in the case of such consolidated statements audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) (it being understood and agreed that BDO USA LLP, Grant Thornton LLP, RSM US LLP or a “Big Four” accounting firm is acceptable), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and in the case of such consolidating statements certified by the chief executive officer, chief financial officer, treasurer or controller of SWY to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of SWY and its Subsidiaries for such fiscal year and (x) management’s discussion and analysis of the important operational and financial developments and (y) written responses to any reasonable inquiries posed by the Administrative Agent or any Lender relating to SWY and its Subsidiaries (such clauses (x) and (y), collectively, the “SWY MD&A Materials”);

(b)         as soon as available but in any event within (x) forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of SWY, commencing with the fiscal quarter ending June 30, 2023, a consolidated and consolidating balance sheet of SWY and its Subsidiaries as at the end of such fiscal quarter, the related consolidated and consolidating statements of income or operations for such fiscal quarter and for the portion of SWY’s fiscal year then ended, the related consolidated and consolidating statements of changes in shareholders’ equity and cash flows for the portion of SWY’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and in the case of such consolidated statements certified by the chief executive officer, chief financial officer, treasurer or controller of SWY as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of SWY and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and in the case of such consolidating statements certified by the chief executive officer, chief financial officer, treasurer or controller of SWY to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of SWY and its Subsidiaries and (y) (i) sixty (60) days after the end of each of the fiscal quarters of SWY ending June 30, 2023, September 30, 2023 and March 31, 2024 and (ii) forty-five (45) days after the end of each of the fiscal quarters of SWY ending thereafter, the SWY MD&A Materials for such fiscal quarter;

(c)        as soon as available, but in any event within thirty (30) days after the end of each fiscal year of SWY, commencing with the fiscal year ending December 31, 2023, forecasts and budgets prepared by management of SWY, in form reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders), of consolidated balance sheets and statements of income or operations and cash flows of SWY and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs);

(d)         as soon as available, but in any event within one hundred fifty (150) days after the end of the fiscal year of the Borrower ending December 31, 2023, and within one hundred twenty (120) days after the end of each fiscal year of the Borrower ending thereafter, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and in the case of such consolidated statements audited and accompanied by a report and opinion of BDO USA LLP, Grant Thornton LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) (it being understood and agreed that a “Big Four” accounting firm is acceptable), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and in the case of such consolidating statements certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries and (x) management’s discussion and analysis of the important operational and financial developments and (y) written responses to any reasonable inquiries posed by the Administrative Agent or any Lender relating to the Borrower and its Subsidiaries (such clauses (x) and (y), collectively, the “Borrower MD&A Materials”) for such fiscal year;

(e)       as soon as available but in any event within (x) forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending June 30, 2023, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated and consolidating statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, the related consolidated and consolidating statements of changes in shareholders’ equity and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and in the case of such consolidated statements certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and in the case of such consolidating statements certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries and (y) (i) sixty (60) days after the end of each of the fiscal quarters of the Borrower ending June 30, 2023, September 30, 2023 and March 31, 2024 and (ii) forty-five (45) days after the end of each of the fiscal quarters of the Borrower ending thereafter, the Borrower MD&A Materials for such fiscal quarter; and

(f)         as soon as available, but in any event within thirty (30) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2023, (i) forecasts and budgets prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders), of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs) and (ii) an updated financial model with respect to the Borrower and its Subsidiaries in the form and level of detail consistent with that delivered by the Borrower to the Lenders prior to the Closing Date.

As to any information contained in materials furnished pursuant to (1) Section 7.02(c), the Borrower shall not be separately required to furnish such information under Section 7.01(a) or 7.01(b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 7.01(a) or 7.01(b) at the times specified therein and (2) Section 7.02(f), the Borrower shall not be separately required to furnish such information under Section 7.01(d) or 7.01(e), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 7.01(d) or 7.01(e) at the times specified therein.

7.02       Certificates; Other Information.

Deliver to the Administrative Agent for further distribution to each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a)       concurrently with the delivery of the financial statements referred to in Sections 7.01(a), (b), (e) and (f), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (or its general partner) (which delivery may be by electronic communication including email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)        promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication (to the extent the same would be required to be delivered to stockholders of a public corporation pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, assuming that such Loan Party were a public corporation for purposes of determining this disclosure standard) sent to the equityholders of the Borrower or any Subsidiary, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Subsidiary may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)        promptly after any request by any Lender, copies of any detailed audit reports, management letters or recommendations (in each case to the extent not client-attorney privileged communication) submitted to the board of directors (or the audit committee of the board of directors) of the Borrower or any Subsidiary by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d)         promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary;

(e)        promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act;

(f)         to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification;

(g)         promptly, and in any event within five (5) Business Days following the making of any Restricted Payment by the Borrower (other than any Permitted Tax Distribution) or the consummation of any Permitted Acquisition by the Borrower or any Subsidiary, written notice of such Restricted Payment or Permitted Acquisition as the case may be;

(h)       with respect to the SWY Credit Agreement and all other “Loan Documents” (as defined therein), (x) prior written notice of any amendment, restatement, waiver, consent or other modification thereof and (promptly following execution thereof) copies of any such amendment, restatement, waiver, consent or other modification and (y) any formal communication from any agent or lender thereunder regarding a breach of any term or provision contained therein;

(i)          promptly, and in any event within three (3) Business Days following the last day of each month, a statement with respect to all deposit and securities accounts of the Loan Parties showing the balance of each such account and, with respect to the Debt Service Reserve Account, a calculation of the DSRA Amount; and

(j)         promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a), 7.01(b), 7.01(d), 7.01(e) or Section 7.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third‑party website or whether sponsored by the Administrative Agent); provided that: the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) (who will notify each Lender) of the posting of any such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

7.03       Notices.

Promptly notify the Administrative Agent and each Lender of:

(a)        the occurrence of any Default (provided that, unless the Borrower knowingly fails to provide timely notice of such Default, if such Default is subsequently cured within the time periods set forth herein, the failure to provide notice of such Default shall not itself result in an Event of Default hereunder).

(b)         any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)         without limiting the generality of the foregoing, the occurrence of any ERISA Event that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(d)         any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

(e)        any material claim, dispute, litigation or governmental investigation or proceeding pending or threatened against the Borrower or any of its Subsidiaries and any material update in any such claim, dispute, litigation, investigation or proceeding.

(f)         any change in the information provided in the Beneficial Ownership Certification most recently provided by the Borrower that would result in a change to the list of beneficial owners provided therein.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 7.03(a) shall describe with reasonable particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04       Payment of Taxes.

Pay and discharge as the same shall become due and payable all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

7.05       Preservation of Existence, Etc.

(a)        In the case of Borrower, each other Loan Party, SWY and any Material Subsidiary, preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(b)        In the case of Borrower, each other Loan Party, SWY and any Material Subsidiary, preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(c)         In the case of Borrower, each other Loan Party, SWY and any Material Subsidiary, take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)         In the case of Borrower, each other Loan Party, SWY and any Material Subsidiary, preserve or renew all of its IP Rights, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

7.06       Maintenance of Properties.

(a)         Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b)         Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.07       Maintenance of Insurance.

(a)         Maintain with insurance companies not Affiliates of the Borrower that the Borrower reasonably determines are financially sound and reputable, insurance with respect to its properties and business against loss or damage as the Borrower reasonably determines to be of the kinds customarily insured against by Persons engaged in the same or similar business and owning similar properties in locations where the Borrower or any of its Subsidiaries operates, of such types, with such deductibles and in such amounts as the Borrower reasonably determines are customarily carried under similar circumstances by such other Persons.

(b)        Cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payable as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be canceled.

7.08       Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, including Environmental Laws, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09       Books and Records.

(a)        Maintain proper books of record and account, in which full, true and correct entries in material conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

(b)        Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

7.10       Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent, and the representatives of any Lender accompanying the representatives and/or independent contractors of the Administrative Agent, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and, so long as a Responsible Officer of the Borrower (who shall make himself or herself promptly available upon request) is present, to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default has occurred and is continuing the Administrative Agent (or any of its respective representatives or independent contractors), and the representatives of any Lender accompanying the representatives and/or independent contractors of the Administrative Agent, may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice; and provided, further, that notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, such visits and inspections shall not occur more than once per calendar year.

7.11       Use of Proceeds.

Use the proceeds of the Borrowing to consummate, in part, the SIRE Acquisition and the SIRE Merger and to pay all fees and expenses incurred in connection with the Closing Date Transactions; provided that in no event shall the proceeds of the Borrowings be used in contravention of any Law or of any Loan Document.

7.12       Additional Guarantors.

Within forty-five (45) days (or such later date as the Administrative Agent (acting at the direction of the Required Lenders) may agree in its sole discretion) after any Person becomes a Subsidiary (other than any Excluded Subsidiary), cause such Person to (a) become a Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement and (b) deliver to the Administrative Agent such Organization Documents, customary resolutions and customary opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders).

7.13       Anti-Corruption Laws; Sanctions.

Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

7.14       Pledged Assets.

(a)        Equity Interests.  Within forty-five (45) days (or such later date as the Administrative Agent (acting at the direction of the Required Lenders) may agree in its sole discretion) after any Person becomes a Subsidiary of any Loan Party, cause 100% of the issued and outstanding Equity Interests of each Subsidiary of any Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent to secure the Obligations pursuant to and as provided in the Collateral Documents, and, in connection with the foregoing, deliver to the Administrative Agent such other customary documentation as the Administrative Agent (acting at the direction of the Required Lenders) may reasonably request including, any filings and deliveries to perfect such Liens and customary opinions of counsel all in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders); provided that, notwithstanding the foregoing, none of the outstanding Equity Interests of SWY or its Subsidiaries shall be subject to this Section 7.14(a) or otherwise constitute Collateral.

(b)        Personal Property.  Within forty-five (45) days (or such later date as the Administrative Agent (acting at the direction of the Required Lenders) may agree in its sole discretion) of the acquisition by any Loan Party of any personal property (other than Excluded Property and Equity Interests), cause all such personal property (other than Excluded Property and Equity Interests) of each Loan Party to be subject at all times to first priority, perfected Liens (subject to Permitted Liens) in favor of the Administrative Agent for the benefit of the Lenders in order to secure the Obligations and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent (acting at the direction of the Required Lenders) may request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, landlord’s waivers and customary opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders). Notwithstanding the foregoing, no Loan Party shall be required to enter into deposit account or securities account control agreements with respect to any Excluded Account.

(c)        Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

7.15       Post-Closing Matters.

To the extent not delivered to the Administrative Agent and the Lenders on the Closing Date, (a) not later than the DSRA Funding Date (or such later date as agreed by the Administrative Agent (acting at the direction of the Required Lenders) in its sole discretion), the Borrower shall deliver to the Administrative Agent control agreements in favor of the Administrative Agent with respect to (i) the Debt Service Reserve Account (account number *7552) established with PNC Bank, National Association and (ii) each deposit and securities account of the Loan Parties (account numbers *1999 and *1948) established with PNC Bank, National Association, in each case, in form and substance satisfactory to the Required Lenders, (b) not later than 60 days following the Closing Date (or such later date as agreed by the Administrative Agent (acting at the direction of the Required Lenders) in its sole discretion), (i) the property insurance certificate and insurance endorsements required by Section 7.07(b), and (ii) a filed UCC-3 termination statement with respect to the UCC-1 No. 20182034789.

7.16       Environmental Matters.

Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (a) each of the Borrower and each of its Subsidiaries and each of the Facilities and Businesses is in compliance with all applicable Environmental Laws and has obtained and is in compliance with the terms of any permits required under such Environmental Laws, (b) there are no Environmental Claims pending or to the knowledge of the Borrower, threatened, against the Borrower or its Subsidiaries or any of the Facilities or the Businesses, (c) no Lien, other than a Permitted Lien, has been recorded or to the knowledge of the Borrower, threatened under any Environmental Law with respect to any Facility, (d) neither the Borrower nor any of its Subsidiaries has agreed to assume or accept responsibility, for any liability of any other Person under any Environmental Law and (e) there are no facts, circumstances, conditions or occurrences with respect to the past or present business, operations, properties or facilities of the Borrower or any of its Subsidiaries, or any of their respective predecessors, that could reasonably be expected to give rise to any Environmental Claims or any liability under any Environmental Law.

7.17       Available Cash.

From time to time after the Closing Date, but no less often than on the date which is forty-five (45) days after the end of each fiscal quarter of the Borrower, each Loan Party shall (subject to applicable Law, the implicated Organization Documents, the SWY Credit Agreement and fiduciary duties (including, without limitation, the right to establish ordinary course reserves to be used for working capital purposes within the immediately succeeding fiscal quarter) exercise their respective powers and rights to effectuate the maximum distribution of any and all Available Cash in excess of $5,000,000 (any such amount of up to $5,000,000 for any fiscal quarter, the “Retained Amount”) to be distributed from SWY and SIRE to the Borrower. For the avoidance of doubt, any Retained Amount for a particular fiscal quarter may be utilized by any Loan Party or SWY and its Subsidiaries but shall not carry over into any subsequent fiscal quarter, it being understood and agreed that the $5,000,000 threshold in the immediately succeeding quarter shall be calculated for such fiscal quarter based on the Available Cash for that fiscal quarter and without regard to any Retained Amount with respect to any prior fiscal quarter (with the result being that the aggregate Retained Amount at any time can never exceed $5,000,000).

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall hold any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification or reimbursement obligations for which no claim has been asserted), no Loan Party shall, nor shall it permit any Subsidiary to:

8.01       Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)         Liens pursuant to any Loan Document;

(b)         Liens existing on the Closing Date and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased;

(c)         Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by reasonable and appropriate responses and/or proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)         Liens of landlords, carriers, warehousemen, mechanics, materialmen and repairmen and other like Liens arising in the ordinary course of business, provided that such Liens secure only amounts not overdue for more than thirty (30) days or, if overdue for more than thirty (30) days, are being contested in good faith by reasonable and appropriate responses and/or proceedings diligently conducted for which adequate reserves determined in accordance with GAAP have been established;

(e)         pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)        deposits made by SWY or any of its Subsidiaries to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, revenue bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)         easements, rights-of-way, restrictions and other similar encumbrances affecting real property of SWY or any of its Subsidiaries which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)         Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i)        Liens on assets of SWY and its Subsidiaries securing Indebtedness permitted under Section 8.03(e) or (m); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) such Liens attach to such property concurrently with or within ninety (90) days after the acquisition thereof;

(j)          leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any Subsidiary;

(k)        any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l)          Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(m)        bankers’ liens and normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n)         Liens of a collection bank arising under Section 4‑210 of the Uniform Commercial Code on items in the course of collection;

(o)         Liens arising on any real property of SWY or any of its Subsidiaries as a result of any eminent domain, condemnation or similar proceeding being commenced with respect to such real property;

(p)         Liens on assets of SWY and its Subsidiaries securing Indebtedness permitted under Section 8.03(g);

(q)        Liens of sellers of goods to the Borrowers and any of their Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(r)          Liens on assets of SWY and its Subsidiaries securing Indebtedness permitted under Section 8.03(k);

(s)          licenses and sublicenses of intellectual property granted in the ordinary course of business;

(t)          Liens on assets of SWY and its Subsidiaries securing obligations under the SWY Credit Agreement;

(u)         [reserved];

(v)         other Liens of a nature not contemplated in the foregoing clauses securing Indebtedness in an amount not to exceed, with respect to the Loan Parties and their Subsidiaries, $1,000,000 in the aggregate at any time outstanding.

Notwithstanding anything to the contrary in this Section 8.01 or in any other Loan Document, in no event shall the Loan Parties or any of their Subsidiaries create, incur, assume or suffer to exist any Lien upon any mineral right or mining reserve owned or held by any of the Loan Parties or any of their Subsidiaries, whether owned or leased by virtue of deed, contract or otherwise, other than a Lien permitted under clause (c), (d), (g), (o) or (v) of this Section 8.01.

8.02       Investments.

Make any Investments, except:

(a)         Investments in the form of cash or Cash Equivalents;

(b)         Investments outstanding on the Closing Date and set forth in Schedule 8.02 and any renewals, refinancing, amendments, replacements or extensions thereof that do not increase the amount thereof;

(c)        (i) Investments in any Person that is a Loan Party prior to giving effect to such Investment and (ii) Investments by a Loan Party or any Subsidiary of a Loan Party in any Person that is not a Loan Party, provided that the aggregate amount of all such Investments does not exceed $1,000,000 in the aggregate during the term of this Agreement;

(d)         Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(e)         Investments by SWY or any of its Subsidiaries consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)          Guarantees permitted by Section 8.03;

(g)         solely with respect to SWY and its Subsidiaries, Permitted Acquisitions;

(h)         lease, utility and similar deposits made in the ordinary course of business of the Borrower and its Subsidiaries, including investments consisting of pledges and deposits permitted under Section 8.01(f);

(i)          contingent obligations with respect to any Swap Contract or hedging agreements otherwise permitted by this Agreement;

(j)          loans or advances to customers of SWY or any Subsidiary in an aggregate amount not to exceed $250,000 at any one time outstanding;

(k)        loans or advances to employees, officers and directors for business, travel and entertainment expenses in the ordinary course of business consistent with past practice;

(l)          prepaid expenses in the ordinary course of business consistent with past practice;

(m)       the creation of new Subsidiaries so long as the formation of such Subsidiary has complied with the requirements of Sections 7.12 or will comply therewith prior to the deadlines provided therein;

(n)         Investments received in connection with the bankruptcy or reorganization of suppliers or customers or other Persons and in settlement of delinquent obligation of, and disputes with, any such supplier, customer or other Person or upon foreclosure with respect to any secured Investment or other transfer of title with respect to such secured Investment;

(o)        Investments of a Subsidiary acquired after the Closing Date to the extent that such Investments were made prior to, and not made in contemplation or in connection with, such acquisition, merger or consolidation;

(p)        Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted under Section 8.05;

(q)         [reserved];

(r)          Indebtedness to the extent permitted under Section 8.03 (other than Section 8.03(c)); and

(s)          Investments of a nature not contemplated in the foregoing clauses in an amount not to exceed with respect to the Loan Parties and their Subsidiaries, $5,000,000 in the aggregate at any time outstanding.

8.03       Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)         Indebtedness under the Loan Documents;

(b)        Indebtedness outstanding on the Closing Date and set forth in Schedule 8.03 and any renewals, refinancings, amendments, replacements and extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such renewal, refinancing, amendment, replacement or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing or extension and by an amount equal to any existing commitments unutilized thereunder and (ii) the material terms taken as a whole of such renewal, refinancing, amendment, replacement or extension are not materially less favorable in any material respect to the Borrower and its Subsidiaries or the Lenders than the terms of the Indebtedness being renewed, refinanced, amended, replaced or extended;

(c)        Intercompany Indebtedness permitted under Section 8.02; provided that in the case of Indebtedness owing by a Loan Party to a Subsidiary that is not a Loan Party, such Indebtedness shall be subordinated prior to the Obligations in a manner and to an extent reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders);

(d)       obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non‑defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)         purchase money Indebtedness hereafter incurred by SWY and its Subsidiaries to finance the purchase of fixed assets, and obligations in respect of capital leases and Synthetic Lease Obligations, and renewals, replacements, amendments, refinancings and extensions of the foregoing, provided that (i) the aggregate outstanding principal amount of all such Indebtedness shall not exceed, together with the aggregate outstanding principal amount of any Indebtedness incurred pursuant to clause (b) above or clause (k) below, $55,000,000 at any one time outstanding; and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(f)         Guarantees with respect to Indebtedness permitted under clauses (a) through (e) of this Section 8.03 so long as the Person granting such Guarantee would have been permitted to incur such Indebtedness directly; and

(g)        Indebtedness in respect of worker’s compensation claims, self-insurance obligations, bankers’ acceptances and bid, performance bonds, revenue bonds, stay bonds, customs bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade-related letters of credit and performance and completion guarantees issued for the account of SWY or any of its Subsidiaries, in each case, incurred in the ordinary course of business;

(h)        Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(i)         Indebtedness of SWY or any of its Subsidiaries arising in connection with the endorsement of instruments for deposit in the ordinary course of business;

(j)        Indebtedness in the form of obligations under indemnification, purchase price adjustments, incentive, non-compete, consulting, deferred compensation, earn-out and similar obligations incurred by SWY or any Subsidiary thereof in connection with any Permitted Acquisition;

(k)         other Indebtedness of a nature not contemplated in the foregoing clauses in a principal amount not to exceed, with respect to the Loan Parties and their Subsidiaries, together with the aggregate outstanding principal amount of any Indebtedness incurred pursuant to clauses (b) or (e) above, $55,000,000 in the aggregate at any time outstanding;

(l)          Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary;

(m)        (i) Indebtedness incurred under the SWY Credit Agreement having a principal amount not to exceed $225,000,000 in the aggregate at any time outstanding and (ii) any renewals, refinancings, amendments, replacements and extensions thereof; provided that (A) the amount of such Indebtedness is not increased at the time of such renewal, refinancing, amendment, replacement or extension except by an amount equal to the fees and expenses reasonably incurred in connection with such renewal, refinancing, amendment, replacement or extension and by an amount equal to any existing commitments unutilized thereunder and (B) the terms of such renewed, refinancing, amended, replacement or extended Indebtedness shall be substantially the same as those under the SWY Credit Agreement and the other “Loan Documents” (as defined in the SWY Credit Agreement), other than with respect to the final maturity date thereof; and

(n)         the Subordinated Shareholder Loan.

Notwithstanding anything to the contrary in this Section 8.03, the aggregate amount of Indebtedness (including, solely for purposes of this paragraph, unutilized commitments under the SWY Credit Agreement) incurred by SWY and its Subsidiaries any time outstanding pursuant to this Section 8.03 shall not exceed $280,000,000 in the aggregate.

8.04       Fundamental Changes.

Merge, dissolve, liquidate or consolidate with or into another Person, except that so long as no Default has occurred and is continuing or would result therefrom, (a) the Borrower may merge or consolidate with any of its Subsidiaries (other than SWY or any of its Subsidiaries) provided that the Borrower is the continuing or surviving Person, (b) any Subsidiary may merge or consolidate with any other Subsidiary provided that if a Loan Party is a party to such transaction, the continuing or surviving Person is a Loan Party, (c) subject to clause (a) and (b) above, SWY or any Subsidiary of SWY may merge with any other Person in connection with a Permitted Acquisition or a Disposition permitted hereunder, (d) any Subsidiary (other than a Loan Party, SWY or a Material Subsidiary) may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect, and (e) any Subsidiary (other than a Loan Party or SWY) may Dispose of all or substantially all of its assets (whether as a contribution to capital, dividend, upon voluntary liquidation or otherwise) to the Borrower or to a Subsidiary.

8.05       Dispositions.

Make any Disposition unless (a) the consideration paid in connection therewith shall be not less than 75% cash or Cash Equivalents (it being understood that for the purposes of this clause (a), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary that are directly or indirectly assumed by the transferee with respect to the applicable disposition and for which all of the applicable Loan Parties shall have been validly released by all applicable creditors in writing, and (B) any securities received by such Loan Party from such transferee that are promptly (in any event, within ninety (90) days) converted by such Loan Party into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received)) and shall be in an amount not less than the fair market value of the property disposed of, (b) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (c) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, and (d) the aggregate net book value of all of the assets disposed of by the Loan Parties and their Subsidiaries in all such transactions in any fiscal year of the Borrower shall not exceed $5,000,000. For the avoidance of doubt, to the extent described therein, the transactions in clauses (a) through (k) of the definition of “Disposition” are not restricted or limited by this Section 8.05. Notwithstanding anything to the contrary contained herein, (x) the Borrower shall not, directly or indirectly, Dispose of its direct or indirect Equity Interests in SCW, SIRE, SRP, Sisecam Newco 2 and/or SWY and (y) SIRE shall not, directly or indirectly, Dispose of its direct or indirect Equity Interests in SWY.

8.06       Restricted Payments.

Make, directly or indirectly, any Restricted Payment, or incur any obligation (including contingent obligations to the extent the satisfaction of the contingencies is solely under the control of the Borrower or any of its Subsidiaries) to do so, except that:

(a)         each Loan Party may declare and make Restricted Payments to any other Loan Party, and each Subsidiary that is not a Loan Party may declare and make Restricted Payments to any Loan Party or to any other Subsidiary that is not a Loan Party; provided that, in the case of a non-Wholly Owned Subsidiary, the Borrower or its respective Subsidiary which owns the Equity Interest in the non-Wholly Owned Subsidiary making such Restricted Payment shall receive at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the non-Wholly Owned Subsidiary making such Restricted Payment and taking into account the relative preferences, if any, of the various classes of Equity Interests of such non-Wholly Owned Subsidiary);

(b)         the Borrower and each Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in Equity Interests (other than Disqualified Equity Interests) of such Person;

(c)         [reserved]; and

(d)         the Borrower may make Permitted Tax Distributions.

8.07       Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

8.08       Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) transactions between or among the Borrower and any of its Subsidiaries (or between any such Subsidiaries) expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) transactions (i) among Loan Parties or (ii) among Subsidiaries of the Borrower that are not Loan Parties, (e) normal and reasonable compensation and reimbursement of expenses and indemnification arrangements and benefit plans for current or former employees, officers and directors (or persons in similar positions), including those seconded or otherwise provided to the Borrower and its Subsidiaries by an Affiliate and allocated costs of such personnel providing services to both Borrower and its Subsidiaries and Affiliates thereof, (f) the issuance of Equity Interests by the Borrower to its equityholders, (g) the making of capital contributions by any direct or indirect holder of Equity Interests in the Borrower or any of its Affiliates to the Borrower, (h) transactions existing on the Closing Date and described on Schedule 8.08 and renewals of such arrangements on substantially the same terms as those transactions described on Schedule 8.08 as of the Closing Date, (i) costs of administrative and professional and similar services and other expenses shared by and allocated among Borrower and its Subsidiaries and their Affiliates and (j) except as otherwise specifically limited in this Agreement, other transactions which are on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an Affiliate.

8.09       Burdensome Agreements.

Except as set forth in the Organization Documents of SWY as of the Closing Date (with such amendments, modifications or changes thereto that are not adverse to the Lenders) and the SWY Credit Agreement, enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)‑(v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(b) and (e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, (5) encumbrances or restrictions that are customary restrictions on leases, sublicenses, licenses or asset sale agreements otherwise permitted under this Agreement or (6) encumbrances or restrictions that are customary provisions restricting the assignment of any agreement entered into in the ordinary course of business.

8.10       Use of Proceeds.

Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11       Financial Covenants.

(a)         Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending June 30, 2023, to be greater than 3.75:1.00.

(b)         Debt Service Coverage Ratio.  Permit the Debt Service Coverage Ratio as of the end of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending September 30, 2023, to be less than 1.10:1.00.

(c)         Tangible Net Worth. Permit, as of the last day of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending June 30, 2023, Consolidated Tangible Net Worth to be less than $110,000,000.

8.12       Organization Documents; Fiscal Year; Changes in Accounting Policy; Legal Name, State of Formation and Form of Entity; Subordinated Shareholder Loan.

(a)         Amend, modify or change its Organization Documents in a manner adverse to the Lenders, other than amendments, modifications or changes in connection with capital contributions or the authorization or issuance of Equity Interests (other than any Disqualified Equity Interests), in each case that are permitted under this Agreement.

(b)         Change its fiscal year.

(c)         Make any change in accounting policies or reporting practices, except as required by GAAP or applicable Law.

(d)        In the case of any Loan Party, without providing ten (10) days’ prior written notice to the Administrative Agent (or such lesser period as the Administrative Agent (acting at the direction of the Required Lenders) may agree), change such Loan Party’s name, state of formation or form of organization.

(e)         Except as permitted by Section 8.03(m) in connection with the renewal, refinancing, amendment, replacement or extension thereof, amend, modify or change the SWY Credit Agreement, any “Loan Document” (as defined in the SWY Credit Agreement) or any other material agreement in a manner adverse to the Lenders.

(f)          Amend, modify or change the Subordinated Shareholder Loan in a manner adverse to the Lenders.

8.13       Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than the Borrower or any Wholly Owned Subsidiary) to own any Equity Interests of any Subsidiary, except (i) to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries and (ii) with respect to SWY, NRP Trona LLC, or (b) permit any Subsidiary to issue or have outstanding any shares of Disqualified Equity Interests, except, in each case, to the extent set forth on Schedule 6.13.

8.14       Sale Leasebacks and Securitization Transactions.

Enter into any Sale and Leaseback Transaction or Securitization Transaction.

8.15       Sanctions.

Directly or indirectly, use the proceeds of any Loan or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction or Sanctioned Country, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions or that could result in any such individual or entity becoming a Sanctioned Person.

8.16       Anti-Corruption Laws.

Directly or indirectly use any Loan or the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions.

8.17       Restricted Debt Payments.

Make (or give any notice in respect of) any principal or interest payment on, or any redemption or acquisition for value of, any Indebtedness that is (i) secured by all or any portion of the Collateral on a junior priority basis to the Liens securing the Obligations, (ii) incurred by a Loan Party and unsecured or (iii) subordinated in right of payment to all or a portion of the Obligations (including, for the avoidance of doubt, the Subordinated Shareholder Loan).

8.18       Holding Companies.

No Loan Party will not engage in any business or own any material assets or have any material liabilities other than (a) its direct or indirect ownership of the Equity Interests of SWY, (b) holding cash and Cash Equivalents at any time (together with any investment income thereon), so long as the same are promptly paid, distributed, contributed and/or on-lent to other Persons in accordance with this Agreement, (c) those liabilities which it is responsible for under this Agreement and the other Loan Documents to which it is a party,  (d) those liabilities which it is responsible for under the Merger Agreement and (e) payment of and activities associated with Holding Company Expenses, provided that each Loan Party may engage in those activities that are incidental to (i) the maintenance of its existence in compliance with applicable Law and (ii) legal, tax and accounting matters in connection with any of the foregoing activities.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01       Events of Default.

Any of the following shall constitute an Event of Default:

(a)        Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)          Specific Covenants.

(i)           Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01 or 7.02 and such failure continues for five (5) Business Days; or

(ii)         Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 2.14, 7.03(a), 7.05(a), 7.07, 7.10, 7.11, 7.12, 7.14, 7.15 or Article VIII of this Agreement (subject to, in the case of the financial covenants set forth in Sections 8.11(a) and (b), the cure rights contained in Section 9.04); or

(c)         Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in clause (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) the date on which a Responsible Officer of any Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent; or

(d)         Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)         Cross-Default.  (i) The Borrower, any other Loan Party, SWY or any Material Subsidiary fails to make any payment when due beyond the applicable grace or cure period (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness; (ii) the Borrower or any Subsidiary fails to observe or perform any other agreement or condition relating to any Material Indebtedness (including, for the avoidance of doubt, the Subordinated Shareholder Loan) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Material Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity, or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)         Insolvency Proceedings, Etc.  The Borrower, any other Loan Party, SWY or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)        Inability to Pay Debts; Attachment.  (i) The Borrower, any other Loan Party, SWY or any Material Subsidiary becomes unable or publicly admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or substantially all of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)         Judgments.  There is entered against the Borrower, any other Loan Party, SWY or any Material Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of fifteen (15) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)          ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of one or more Loan Parties under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) one or more Loan Parties or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)         Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification or reimbursement obligations for which no claim has been asserted), ceases to be in full force and effect or ceases to give the Administrative Agent any of the Liens purported to be created thereby on all or a material portion of the Collateral; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document or the Liens purported to be created thereby; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or revokes, terminates or rescinds, or purports to do so in writing to the Administrative Agent, any Lender or any of their Related Parties, any Loan Document; or

(k)         Change of Control.  There occurs any Change of Control.

9.02       Remedies Upon Event of Default.

If any Event of Default occurs and is continuing,

(a)         the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i)           [reserved];

(ii)         declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)        [reserved];

(iv)         exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law or at equity;

(b)         [reserved];

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Debtor Relief Laws, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

9.03       Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsels to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations (other than contingent indemnification or reimbursement obligations for which no claim has been asserted) have been paid in full, to the Borrower or as otherwise required by Law.

9.04       Equity Cure.

Notwithstanding anything to the contrary contained in this Article IX, in the event that the Borrower fails (or, but for the operation of this Section 9.04, would fail) to comply with the financial covenants set forth in Sections 8.11(a) and (b) as of the last day of any fiscal quarter, at any time after such last day until the day that is 15 Business Days after the date the Compliance Certificate for such fiscal quarter is required to be delivered pursuant to Section 7.02(a) (the “Cure Period”), the Borrower shall have the right to issue Equity Interests (other than Disqualified Equity Interests) for cash or otherwise receive cash contributions to its capital (collectively, the “Cure Right”), which cash shall be promptly applied by the Borrower to make a mandatory prepayment of Term Loans in accordance with Section 2.05(b)(vii) (such applied amount, the “Cure Amount”), and such financial covenants shall be recalculated by increasing Consolidated EBITDA (in the case of the covenant set forth in Section 8.11(a) or increasing the amount calculated pursuant to clause (ii) of the definition of Debt Service Coverage Ratio (in the case of the covenant set forth in Section 8.11(b)), as applicable, with respect to such fiscal quarter, solely for the purpose of measuring such financial covenants and not for any other purpose under this Agreement (including, but not limited to, determination of any applicable margin or fee or the availability or amount of any covenant basket or in calculating any other test based on the Consolidated Leverage Ratio or Debt Service Coverage Ratio), by an amount equal to the Cure Amount; provided, that, (i) in each four-fiscal-quarter period there shall be no more than two fiscal quarters in which the Cure Right is exercised, and the Cure Right shall not be exercised in consecutive fiscal quarters, (ii) no more than four Cure Rights will be exercised in the aggregate during the term of this Agreement, (iii) for purposes of this Section 9.04, the Cure Amount shall be no greater than the amount required for purposes of complying with the applicable financial covenants and (iv) for the avoidance of doubt, in recalculating the applicable financial covenants as set forth above, there shall be no pro forma effect given to any reduction of Term Loans with the Cure Amount in such recalculation of the financial covenants. If, after giving effect to the adjustments in this Section 9.04, the Borrower shall then be in compliance with the requirements of the financial covenants set forth in Sections 8.11(a) and (b), the Borrower shall be deemed to have satisfied the requirements of such financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenants that had occurred shall be deemed cured for the purposes of this Agreement. Neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of the Administrative Agent or any Lender shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy prior to the earlier of (x) the expiration of the Cure Period and (y) the Borrower notifying the Administrative Agent that it will not exercise its Cure Right, solely on the basis of an Event of Default having occurred and being continuing with respect to a failure to comply with the requirement of the covenants set forth in Section 8.11(a) or (b).

ARTICLE X

ADMINISTRATIVE AGENT

10.01     Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Alter Domus (US) LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article X are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationships between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacity as a Lender) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02     Rights as a Lender.

If the Person serving as the Administrative Agent hereunder is a Lender, such Person shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03     Exculpatory Provisions.

(a)         Neither the Administrative Agent nor the Arrangers, as applicable, shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and the duties of the Administrative Agent hereunder shall be administrative in nature. Without limiting the generality of the foregoing, each of the Administrative Agent and each Arranger, as applicable, and its Related Parties:

(i)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(iii)        shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates that is communicated to, or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein or any other notices, reports and other documents received by the Administrative Agent pursuant to any Loan Document and requested by any Lender.

(b)         Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02); provided that, any action or omission to act taken by the Administrative Agent at the written direction of the Required Lenders (or such other number or percentage of the Lender as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances) shall not constitute gross negligence or willful misconduct; or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice consciously labeled as a “notice of default” and describing such Default or Event of Default is given in writing to the Administrative Agent by a Loan Party or a Lender.

(c)         Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04     Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05     Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article X shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06     Resignation or Removal of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

The Required Lenders may, by notice in writing to the Borrower and the Person serving as Administrative Agent, remove such Person as Administrative Agent and, with the approval from the Borrower (so long as no Event of Default has occurred and is continuing), appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold as gratuitous bailee such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.06.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

10.07     Non-Reliance on Administrative Agent, the Arranger and the Other Lenders.

Each Lender expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender as to any matter, including whether the Administrative Agent or any Arranger have disclosed material information in their (or their Related Parties’) possession.  Each Lender represents to the Administrative Agent and each Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties.

10.08     No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender hereunder.

10.09     Authorization to Release Collateral and Guarantors.

The Lenders authorize the Administrative Agent to release any Lien held by the Administrative Agent on any Collateral or any Guarantor from its obligations under the Guaranty in accordance with the provisions of Section 11.19 and to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Collateral or Guarantor pursuant to Section 11.19 all without the further consent of any Lender. Upon request by the Administrative Agent at any time, the Lenders (or such other percentage or the Lenders whose consent may be required in accordance with Section 11.01) will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.09 and Section 11.19.

10.10     [Reserved]

10.11     [Reserved]

10.12     Erroneous Payment.

(a)         Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds (as set forth in such notice from the Administrative Agent) received by such Lender from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender)  (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 90 days of the date of receipt of such Erroneous Payment by the applicable Lender), such Lender shall promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar theory or doctrine.  A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b)        Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives a payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent with respect to such payment, (y) that was not preceded or accompanied by notice of payment, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made each such Lender is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar theory or doctrine.  Each Lender agrees that, in each such case, it shall promptly (and, in all events, within two Business Days of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)         The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Administrative Agent’s rights and remedies under this Section 10.12), the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(d)         In addition to any rights and remedies of the Administrative Agent provided by law, Administrative Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 10.12 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent or any of its Affiliate, branch or agency thereof to or for the credit or the account of such Lender.  Administrative Agent agrees promptly to notify the Lender after any such setoff and application made by Administrative Agent; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

(e)        Each party’s obligations under this Section 10.12 shall survive the resignation or replacement of the Administrative Agent, the termination of the Loan Documents and the repayment, satisfaction or discharge of all other Obligations (or any portion thereof).

10.13     Survival. The agreements in this Article 10 shall survive the resignation or replacement of the Administrative Agent, the termination of the Loan Documents and the repayment, satisfaction or discharge of all other Obligations (or any portion thereof).

ARTICLE XI

MISCELLANEOUS

11.01     Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Loan Party, and acknowledged by the Administrative Agent (which acknowledgment shall not be unreasonably withheld, conditioned or delayed), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a)         no such amendment, waiver or consent shall:

(i)           extend or increase the Term Loan Commitment of any Lender without the written consent of such Lender;

(ii)         postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory repayment or prepayment of the Loans hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iii)         reduce (including any waiver or forgiveness of) the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(iv)         change Section 9.03, Section 2.05(b)(viii) or Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(v)          change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender;

(vi)         release all or substantially all of the Collateral without the written consent of each Lender;

(vii)        release the Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 8.04 or Section 8.05, all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent such release is permitted pursuant to Section 10.09 (in which case such release may be made by the Administrative Agent acting alone); or

(viii)      subordinate the Obligations (or any portion thereof) or the Liens on the Collateral securing the Obligations (or any portion thereof) to any other Indebtedness.

(b)         [reserved];

(c)         [reserved]; and

(d)         unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights, duties, obligations or indemnities of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Debtor Relief Laws supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(e)        Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Loan Parties (i) to add one or more additional revolving or term loan credit facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder, and (iii) to change, modify or alter Section 9.03 or any other provision hereof relating to the pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in clause (i), or (ii) of this clause (e).

(f)          Notwithstanding anything to the contrary herein, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Term Loan Commitment of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and all other Loan Documents.

11.02     Notices; Effectiveness; Electronic Communications.

(a)          Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to any Loan Party or the Administrative Agent to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)          if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b)         Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)       The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials, notices or any other Information (as such term is defined and used in Section 11.07) through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party.  The Administrative Agent will use commercially reasonable efforts to notify any Person that is provided access to Borrower Materials that such Person is bound by the confidentiality provisions set forth in Section 11.07.

(d)        Change of Address, Etc.  Each Loan Party and the Administrative Agent may change its address, facsimile, email address or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to each Loan Party and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)         Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices and Notices of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all reasonable and documented out of pocket costs, reasonable and documented out-of-pocket expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party to the extent required pursuant to Section 11.04(b).  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03     No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.  The provisions of this paragraph are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

11.04     Expenses; Indemnity; Damage Waiver.

(a)        Costs and Expenses.  The Loan Parties shall, jointly and severally, pay (i) all reasonable and documented out‑of‑pocket expenses incurred by each of the Arrangers and the Administrative Agent and each of their respective Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of (x) one primary outside counsel and one local counsel in each relevant jurisdiction for the Administrative Agent and (y) one primary outside counsel and one local counsel in each relevant jurisdiction (at any given time) for the Arrangers in connection with the arrangement of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out‑of‑pocket expenses incurred by Hatch, as independent technical consultant and (iii) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented out-of-pocket fees, charges and disbursements of (x) one primary outside counsel and one local counsel in each relevant jurisdiction for the Administrative Agent and (y) one primary outside counsel and one local counsel in each relevant jurisdiction for any Lender and, in the case of an actual or potential conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Administrative Agent and/or Lender(s) similarly situated taken as a whole) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)       The Loan Parties shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Arranger and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of (x) one primary outside counsel and one local counsel in each relevant jurisdiction for the Administrative Agent and its Related Parties and (y) one primary outside counsel and one local counsel in each relevant jurisdiction for all other Indemnitees taken as a whole and, in the case of an actual or potential conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of any Hazardous Material at, in, on, under or migrating to on or from any property currently or formerly owned, leased or operated by the Borrower or any Subsidiary or any of their predecessors, or any Environmental Liability related in any way to the Borrower or any Subsidiary or any of their predecessors or any Facility or Business, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related costs and expenses (x) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y)  result from a claim brought by any Loan Party against an Indemnitee (other than the Administrative Agent (and any sub-agent thereof) and its Related Parties) for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document (in each case, not arising out of any act or omission on the part of the Borrower or its Affiliates), if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result solely from a claim brought by an Indemnitee against another Indemnitee, other than any action against Administrative Agent or any Arranger in its capacity as such in connection with the Term Loans, the Closing Date Transactions or any related transactions contemplated hereby or thereby or any use or intended use of the proceeds of the Term Loans.  Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. No Indemnitee (other than the Administrative Agent (and any sub-agent thereof) and its Related Parties) will consent to any settlement of any claim made under this Section 11.04 without the consent of the Borrower (which consent will not be unreasonably withheld, conditioned or delayed), but if settled with the Borrower’s written consent or if there is a judgment by a court in any such proceeding, the Borrower hereby agrees to indemnify and hold harmless each such Indemnitee from and against any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket costs and expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 11.04(b).

(c)         Indemnification by Lenders.  Each Lender shall indemnify and hold harmless the Administrative Agent (and any sub-agent thereof) and each Related Party of the Administrative Agent (to the extent not indefeasibly and timely indemnified by or on behalf of the Loan Parties and without limiting the obligation of the Loan Parties to do so), based on and to the extent of such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all losses, claims, damages, liabilities and related expenses (including reasonable and documented or invoiced out-of-pocket fees and expenses of one primary outside counsel and one local counsel in each relevant jurisdiction for the Administrative Agent and its Related Parties, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent and its Related Parties in any way relating to or arising out of or in connection with this Agreement or any other Loan Document or any action taken or omitted to be taken by the Administrative Agent or any of its Related Parties; provided that such indemnity shall not be available to the extent that such losses, claims, damages, liabilities and related expenses are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent (and any sub-agent thereof) or such Related Party. Without limiting the foregoing, each Lender shall promptly following written demand therefor, pay or reimburse the Administrative Agent based on and to the extent of such Lender’s pro rata share of all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such out-of-pocket costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective fees, charges and disbursements of one primary outside counsel and one local counsel in each relevant jurisdiction for the Administrative Agent, to the extent that the Administrative Agent is not timely reimbursed for such expenses by or on behalf of the Loan Parties. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Loans at such time (or if such indemnity payment is sought after the date on which the Loans have been paid in full in accordance with such Lender’s pro rata share immediately prior to the date on which the Loans are paid in full). The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).

(d)         Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)         Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)         Survival.  The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation or replacement of the Administrative Agent, the replacement of any Lender, the termination of the Loan Documents and the repayment, satisfaction or discharge of all other Obligations (or any portion thereof).

11.05     Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06     Successors and Assigns.

(a)         Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Loan Party (except for any Guarantor in connection with the release of its Guaranty pursuant to Section 11.01(a) so long as such assignment is otherwise permitted by this Agreement) may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)        in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)        in any case not described in clause (b)(i)(A) of this Section, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)         Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans, and rights and obligations with respect thereto assigned;

(iii)        Required Consents.  No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

(A)       the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)        [reserved].

(iv)        Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that (i) such processing and recordation fee shall not be charged or payable in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (ii) the Administrative Agent may otherwise, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all documentation and other information reasonably determined by the Administrative Agent to be required by applicable regulatory authorities required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(v)         No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or (C) to any Competitor.  If the Borrower approves an assignment to a Competitor, then such assignee will not be considered a “Competitor” solely for purposes of that assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

(c)         Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms of the Loan Documents from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(d)       Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), a Competitor or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  If the Borrower approves a participation sold to a Competitor, then such participant will not be considered a Competitor solely for purposes of that participation.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a) that affects such Participant; provided, further, that any such agreement or instrument shall require the applicable Participant to represent and warrant for the benefit of the Borrower and such Lender that such Participant is not a Competitor.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use commercially reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)        Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)          [Reserved].

(g)         [Reserved].

(h)         Competitors.

(i)          No assignment or participation shall be made to any Person that was a Competitor as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 11.06, in which case such Person will not be considered a Competitor for the purpose of such assignment).  For the avoidance of doubt, with respect to any assignee or participant that becomes a Competitor after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Competitor”), such assignee shall not retroactively be considered a Competitor.  Any assignment in violation of this clause (h)(i) shall not be void, but the other provisions of this clause (h) shall apply.

(ii)        If any assignment is made to any Competitor without the Borrower’s prior consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Competitor and the Administrative Agent, (A) repay all Loans held by such Competitor together with all other obligations of the Borrower owing to such Competitor in connection with such Loans and/or (B) require such Competitor to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06, all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Competitor paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b) and (ii) such assignment does not conflict with applicable Laws.

(iii)      Notwithstanding anything to the contrary contained in this Agreement, Competitors (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Competitors consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Competitor party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Competitor does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Debtor Relief Laws, and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Debtor Relief Laws and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)       The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post Schedule 11.06 on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide Schedule 11.06 to each Lender requesting the same.

(v)          Notwithstanding anything to the contrary herein, each of the Borrower and each Lender acknowledges and agrees that the Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Competitors.  Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Competitor (regardless of whether the consent of the Administrative Agent is required thereto), and none of the Borrower, any Lender or their respective Affiliates will bring any claim to such effect.

11.07     Treatment of Certain Information; Confidentiality.

(a)        Treatment of Certain Information. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent to deliver Borrower Materials or notices to the Lenders or (viii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (ix) with the consent of the Borrower or to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07, (xi) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (xii) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 11.07. For purposes of this Section 11.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person must accord to its own confidential information by Law.

(b)         Non-Public Information. Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

(c)         Customary Advertising Material. The consent of the Loan Parties shall be required prior to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties; provided no consent shall be required for disclosure of the name and industry of the Borrower, the logo of the Loan Parties, the Lenders and the types, amounts, tenor and use of proceeds of the credit facilities contained herein in customary marketing materials of any Arranger or Lender. In addition, the Administrative Agent, the Arrangers and the Lenders may disclose the existence of this Agreement and information about the types, amounts and use of proceeds of the credit facilities contained in this Agreement to market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent, the Arrangers and the Lenders in connection with the administration of this Agreement or the other Loan Documents.

11.08     Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09     Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10     Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11      Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12     Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13     Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)          the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)        in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)          such assignment does not conflict with applicable Laws; and

(e)          in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

Notwithstanding anything to the contrary herein, in connection with any such assignment, if such assigning Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption pursuant to Section 11.06(b) reflecting such assignment within five (5) Business Days of the date on which the applicable assignee executes and delivers such Assignment and Assumption to such assigning Lender, then such assigning Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender, whereupon such assignment shall become effective upon payment to such assigning Lender of all amounts owing to such assigning Lender under clause (b) above (which amounts shall be calculated by the Administrative Agent and shall be conclusive absent manifest error).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14     Governing Law; Jurisdiction; Etc.

(a)       GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)        SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)        WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)         SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15     Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16     No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, nor any Arranger or any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, nor any Arranger or any Lender has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates.  To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17     Electronic Execution; Electronic Records.

(a)         The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”) which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention.

(b)        The Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. The Administrative Agent and each Lender may, on behalf of the Borrower, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the other Loan Documents. The Administrative Agent and each Lender may store the electronic image of this Agreement and the other Loan Documents in its electronic form and then destroy the paper original as part of the Administrative Agent’s and each Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals.

11.18     Subordination of Intercompany Indebtedness.

Each Loan Party (a “Subordinating Loan Party”) agrees that the payment of all obligations and indebtedness, whether principal, interest, fees and other amounts and whether now owing or hereafter arising, owing to such Subordinating Loan Party by any other Loan Party is expressly subordinated to the payment in full in cash of the Obligations.  During the continuance of any Event of Default, if the Administrative Agent (acting at the direction of the Required Lenders) so requests, any such obligation or indebtedness shall be enforced and performance received by the Subordinating Loan Party as trustee for the holders of the Obligations and the proceeds thereof shall be paid over to the holders of the Obligations on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement or any other Loan Document. Without limitation of the foregoing, so long as no Event of Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to any such obligations and indebtedness, provided, that in the event that any Loan Party receives any payment of any such obligations and indebtedness at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request by the Administrative Agent (acting at the direction of the Required Lenders), to the Administrative Agent.

11.19     Release of Collateral and Guarantee Obligations; Subordination of Liens.

(a)         Upon the reasonable request of the Borrower, the Administrative Agent shall, take such actions as shall be reasonably required, at the Loan Parties’ sole expense, to release (i) its security interest in any Collateral upon payment in full of all Obligations (other than contingent indemnification or reimbursement obligations for which no claim has been asserted), or (ii) (a) its security interest in any Collateral transferred, sold or disposed of to persons other than Loan Parties or Subsidiaries in Loan Parties in a transaction permitted under this Agreement or approved by the Required Lenders (or such greater number of Lenders as may be required) pursuant to Section 11.01, and (b) any Guaranty hereunder or under any Loan Document of any Person if the ownership interests in such Guarantor are transferred, sold or disposed to persons other than Loan Parties or Subsidiaries of Loan Parties in a transaction permitted under this Agreement, in each case to the extent necessary to permit consummation of such transfer, sale or disposition in accordance with the Loan Documents.  Any representation, warranty or covenant contained in any Loan Document relating to any such property so Disposed, transferred, sold or disposed of (other than property Disposed of to the Borrower or any Loan Party) shall no longer be deemed to be repeated once such property is so Disposed, transferred, sold or disposed of.

(b)        In connection with any termination or release pursuant to paragraph (a) of this Section 11.19, the Administrative Agent will not be required to take any action unless the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that the transaction giving rise to such termination or release is permitted by this Agreement and was or is consummated in compliance with the Loan Documents. Any execution and delivery of documents pursuant to this Section 11.19 shall be without recourse to or warranty by the Administrative Agent.

11.20     USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act.  The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.21     Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.22     [Reserved]

11.23     Flood Matters.

If at any time owned real property is pledged as collateral hereunder, (A) the Borrower shall provide at least forty-five (45) days’ prior written notice to the pledge of such real property as collateral, (B) the Borrower shall provide (1) standard flood hazard determination forms and (2) if any property is located in a special flood hazard area, (x) notices to (and confirmations of receipt by) the Borrower as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (y) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994, the Federal Flood Disaster Protection Act and rules and regulations promulgated thereunder or as otherwise required by the Administrative Agent or any Lender, and (C) the Administrative Agent shall not enter into, accept or record any mortgage in respect of such real property until the Administrative Agent shall have received written confirmation from each Lender that flood insurance compliance has been completed by such Lender with respect to such real property (such written confirmation not to be unreasonably withheld or delayed).  Any increase, extension or renewal of this Agreement shall be subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to the Administrative Agent and each Lender.

 [SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER:

SISECAM CHEMICALS RESOURCES LLC,
a Delaware limited liability company

By:	/s/ Ertugrul Kaloglu
Name: Ertugrul Kaloglu
Title: President and Chief Executive Officer

By:	/s/ Mehmet Nedim Kulaksizoglu
Name: Mehmet Nedim Kulaksizoglu
Title: Chief Financial Officer

GUARANTORS:

SISECAM CHEMICALS WYOMING LLC,
a Delaware limited liability company

By:	/s/ Ertugrul Kaloglu
Name: Ertugrul Kaloglu
Title: President and Chief Executive Officer

By:	/s/ Mehmet Nedim Kulaksizoglu
Name: Mehmet Nedim Kulaksizoglu
Title: Chief Financial Officer

SISECAM RESOURCE PARTNERS LLC,
a Delaware limited liability company

By:	/s/ Ertugrul Kaloglu
Name: Ertugrul Kaloglu
Title: President and Chief Executive Officer

By:	/s/ Mehmet Nedim Kulaksizoglu
Name: Mehmet Nedim Kulaksizoglu
Title: Chief Financial Officer

SISECAM RESOURCES LP,
a Delaware limited partnership

By:	/s/ Ertugrul Kaloglu
Name: Ertugrul Kaloglu
Title: President and Chief Executive Officer

By:	/s/ Mehmet Nedim Kulaksizoglu
Name: Mehmet Nedim Kulaksizoglu
Title: Chief Financial Officer

SISECAM CHEMICALS NEWCO 2 LLC,
a Delaware limited liability company

By:	/s/ Ertugrul Kaloglu
Name: Ertugrul Kaloglu
Title: President and Chief Executive Officer

By:	/s/ Mehmet Nedim Kulaksizoglu
Name: Mehmet Nedim Kulaksizoglu
Title: Chief Financial Officer

ADMINISTRATIVE AGENT:

ALTER DOMUS (US) LLC, as Administrative Agent

By:	/s/ Pinju Chiu
Name: Pinju Chiu
Title: Associate Counsel

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Alexander Gorokhovskiy
Name: Alexander Gorokhovskiy
Title: Managing Director

By:	/s/ Daniel Lobo-Berg
Name: Daniel Lobo-Berg
Title: Managing Director

SOCIETE GENERALE,
as a Lender

By:	/s/ Alvaro Belevan
Name: Alvaro Belevan
Title: Director